Filed pursuant to Rule 424(b)(5)
Registration No. 333-256031

PROSPECTUS SUPPLEMENT

(To prospectus dated May 12, 2021)

$1,200,000,000 6.550% Notes Due 2027

$1,000,000,000 6.800% Notes Due 2032

Pursuant to this prospectus supplement, ArcelorMittal is offering $1,200,000,000 aggregate principal amount of 6.550% notes due November 29, 2027 (the “Series 2027 Notes”) and $1,000,000,000 aggregate principal amount of 6.800% notes due November 29, 2032 (the “Series 2032 Notes”). The Series 2027 Notes and the Series 2032 Notes are referred to collectively herein as the “Notes”.

We may redeem the Notes at our option, in whole or in part, at any time and from time to time (i) prior to the applicable Par Call Date (as defined herein) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of a “make-whole” price as calculated herein and 100% of their principal amount and (ii) on or after the applicable Par Call Date, at a redemption price equal to 100% of their principal amount, plus, in each case, accrued and unpaid interest thereon to the redemption date. We may also redeem the Notes in whole but not in part at 100% of their principal amount if certain tax-related events occur (as described in more detail in this prospectus supplement). We may be required to make an offer to purchase all or a portion of each holder’s notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Notes offered hereby will be payable semi-annually in arrears on May 29 and November 29 of each year, commencing on May 29, 2023.

The Notes will constitute unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated debt from time to time outstanding. The Notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The Notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. The Notes will be issued in minimum denominations of at least $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will not be listed on any securities exchange or quoted on any automated quotation system.

See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about factors you should consider before investing in the Notes.

	Issue Price(1)	Underwriting Discount	Proceeds, Before Expenses, to ArcelorMittal(1)
Per Series 2027 Note	99.908%	0.350%	99.558%
Total	$1,198,896,000	$4,200,000	$1,194,696,000
Per Series 2032 Note	99.371%	0.450%	98.921%
Total	$993,710,000	$4,500,000	$989,210,000

(1)	Plus accrued interest from November 29, 2022, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form will be made on or about November 29, 2022 through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”) (as participants in DTC).

Global Coordinators

BofA Securities	Citigroup	J.P. Morgan	Mizuho

Joint Book-Running Managers

COMMERZBANK	Credit Agricole CIB	HSBC	RBC Capital Markets	SMBC Nikko	UniCredit Capital Markets

The date of this prospectus supplement is November 21, 2022.

Prospectus Supplement

Prospectus

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to give you any other information, and neither we nor the underwriters take any responsibility for any other information that others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This prospectus supplement may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in this prospectus supplement.

This prospectus supplement includes industry data and projections about the Company’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this annual report are based primarily on public sources including, but not limited to, information published by the Company’s competitors. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. The Company has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases, the Company has made statements in this prospectus supplement or the documents incorporated by reference herein regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as the Company’s experience. While these statements are believed to be reliable, they have not been independently verified.

Unless indicated otherwise, or the context otherwise requires, references herein to “ArcelorMittal”, “we”, “us”, “our”, “Group” and the “Company” or similar terms are to ArcelorMittal, having its registered office at 24-26 boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg and its consolidated subsidiaries.

SUMMARY

This summary highlights selected information about ArcelorMittal and the Notes being offered. It may not contain all of the information that may be important to you. Before investing in the Notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal

ArcelorMittal is one of the world’s leading integrated steel and mining companies. For the year ended December 31, 2021, ArcelorMittal produced 69.1 million tonnes of crude steel and, from own mines, 50.9 million tonnes of iron ore compared to 71.5 million tonnes of crude steel and, from own mines 58.0 million tonnes of iron ore for the year end December 31, 2020. ArcelorMittal had sales of U.S.$76.6 billion and steel shipments of 62.9 million tonnes for the year ended December 31, 2021, compared to U.S.$53.3 billion in sales and 69.1 million tonnes of steel shipments for the year ended December 31, 2020. For the six months ended June 30, 2022, ArcelorMittal produced 30.9 million tonnes of crude steel and, from own mines, 24.0 million tonnes of iron ore compared to 35.4 million tonnes of crude steel and, from own mines 24.5 million tonnes of iron ore for the six months ended June 30, 2021. ArcelorMittal had sales of U.S.$44.0 billion and steel shipments of 29.7 million tonnes for the six months ended June 30, 2022, compared to U.S.$35.5 billion in sales and 32.6 million tonnes of steel shipments for the six months ended June 30, 2021.

ArcelorMittal recorded net income attributable to equity holders of the parent of $15 billion for the year ended December 31, 2021, compared to net loss attributable to equity holders of the parent of $0.7 billion for the year ended December 31, 2020. As of December 31, 2021, ArcelorMittal had equity attributable to the equity holders of the parent of $49.1 billion, total debt, which includes long-term debt (net of current portion) and short-term debt (including debt and current portion of long-term debt), of $8.4 billion, and cash and cash equivalents, including restricted cash and other restricted funds, of $4.4 billion, compared to equity attributable to the equity holders of the parent of $38.3 billion, total debt, which includes long-term debt, (net of current portion) and short-term debt (including debt and current portion of long-term debt), of $12.3 billion, and cash and cash equivalents, including restricted cash and other restricted funds, of $6.0 billion as of December 31, 2020. ArcelorMittal recorded net income attributable to equity holders of the parent of $8 billion for the six months ended June 30, 2022, compared to $6.3 billion for the six months ended June 30, 2021. As of June 30, 2022, ArcelorMittal had equity attributable to the equity holders of the parent of $54 billion, total debt, which includes long-term debt (net of current portion) and short-term debt (including debt and current portion of long-term debt), of $8.8 billion, and cash and cash equivalents, including restricted cash and other restricted funds, of $4.6 billion.

ArcelorMittal’s success is built on its core values of sustainability, quality and leadership and the entrepreneurial boldness that has empowered its emergence as the first truly global steel and mining company. Acknowledging that a combination of structural issues and macroeconomic conditions will continue to challenge returns in its sector, the Company has adapted its footprint to the new demand realities, redoubled its efforts to control costs and repositioned its operations with a view toward outperforming its competitors. ArcelorMittal’s research and development capability is strong and includes several major research centers as well as strong academic partnerships with universities and other scientific bodies.

Against this backdrop, ArcelorMittal’s strategy is to leverage four distinctive attributes that will enable it to capture leading positions in the most attractive areas of the steel industry’s value chain, from mining at one end to distribution and first-stage processing at the other: global scale and scope; superior technical capabilities; a diverse portfolio of steel and related businesses, one of which is mining; and financial capabilities.

Geography: Based in particular on 2021 production, ArcelorMittal is the largest steel producer in Europe and among the largest in the Americas, the second largest in Africa, the sixth largest in the Commonwealth of Independent States (“CIS”) region and has a smaller but growing presence in Asia. ArcelorMittal has steel-making operations in 16 countries on four continents, including 37 integrated and mini-mill steel-making facilities following the sale of ArcelorMittal USA. As of December 31, 2021, ArcelorMittal had approximately 158,000 employees.

ArcelorMittal’s steel-making operations have a high degree of geographic diversification. In 2021, after giving effect to changes in consolidation scope, approximately 30% of its crude steel was produced in the Americas, approximately 53% in Europe and approximately 17% in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

Products: ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products (“semis”). Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 155 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate, sinter feed, pulverized coal injection (“PCI”) and coking coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

Automotive Focus: ArcelorMittal has a leading market share in its core markets in the automotive steel business and is a leader in the fast-growing advanced high strength steels segment. ArcelorMittal is the first steel company in the world to embed its own engineers within an automotive customer to provide engineering support. The Company begins working with original equipment manufacturers (“OEMs”) as early as five years before a vehicle reaches the showroom, to provide generic steel solutions, co-engineering and help with the industrialization of the project.

Mining Value Chain: ArcelorMittal has a significant portfolio of raw material and mining assets. In 2021, approximately 59% of ArcelorMittal’s iron-ore requirements and approximately 9% of its PCI and coal requirements were supplied from its own mines. The Company currently has iron ore mining activities in Brazil, Bosnia, Canada, Kazakhstan, Liberia, Mexico and Ukraine. The Company currently has coal mining activities in Kazakhstan.

In addition, ArcelorMittal produces substantial amounts of direct reduced iron, or DRI, which is a scrap substitute used in its mini-mill facilities to supplement external metallics purchases. ArcelorMittal is also a significant producer of coke, which is produced from metallurgical coal and is a critical raw material for steel-making, satisfying 94% of its coke needs through its own production facilities. ArcelorMittal’s facilities have good access to shipping facilities, including through ArcelorMittal’s own, or partially owned, 15 deep-water port facilities and linked railway sidings.

ArcelorMittal has its own downstream steel distribution business, primarily run through its Europe segment. It also provides value-added and customized steel solutions through additional processing activities to meet specific customer requirements.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated for an unlimited period under the laws of the Grand Duchy of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 24-26 boulevard d’Avranches L-1160, Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-1. ArcelorMittal’s process agent for U.S. federal securities law purposes is ArcelorMittal Sales and Administration LLC, 833 W. Lincoln Highway, Suite 200E, Schererville, IN 46375, United States of America, tel: + 1 219-256-7303.

Recent Developments

A description of certain recent developments may be found in the section entitled “Other Recent Developments” in ArcelorMittal’s Form 6-K filed on November 16, 2022, incorporating ArcelorMittal’s earnings release on its unaudited financial results as of and for the three-month and nine-month periods ended September 30, 2022 (the “September 30, 2022 Earnings Release”) and the section entitled “Key Transactions and Events” in ArcelorMittal’s 2022 half year report filed with the SEC on Form 6-K on July 29, 2022 (the “2022 Half Year Report”), each incorporated by reference in this prospectus supplement.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of Notes” in this prospectus supplement.

Issuer	ArcelorMittal

Notes Offered	Series 2027 Notes: $1,200,000,000 in principal amount of 6.550% notes due 2027.

Series 2032 Notes: $1,000,000,000 in principal amount of 6.800% notes due 2032.

Issue Price	Series 2027 Notes: 99.908% of the principal amount, plus accrued interest from November 29, 2022 (if any).

Series 2032 Notes: 99.371% of the principal amount, plus accrued interest from November 29, 2022 (if any).

Maturity Date	Series 2027 Notes: November 29, 2027.

Series 2032 Notes: November 29, 2032.

Interest Rate	The Series 2027 Notes offered hereby will bear interest at the rate of 6.550% per annum from November 29, 2022 based upon a 360-day year consisting of twelve 30-day months.

The Series 2032 Notes offered hereby will bear interest at the rate of 6.800% per annum from November 29, 2022 based upon a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the Series 2027 Notes offered hereby will be payable semi-annually in arrears on May 29 and November 29 of each year, commencing on May 29, 2023.

Interest on the Series 2032 Notes offered hereby will be payable semi-annually in arrears on May 29 and November 29 of each year, commencing on May 29, 2023.

Ranking

The Notes will constitute senior unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future senior unsecured and unsubordinated debt from time to time outstanding. The Notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The Notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. As of September 30, 2022, ArcelorMittal’s total debt, which includes long-term debt (net of current portion) and short-term debt (including debt and current portion of long-term debt), was $9.0 billion, and ArcelorMittal had $0.9 billion of consolidated secured indebtedness outstanding. As of September 30, 2022, ArcelorMittal also had $5.5 billion of indebtedness available to be drawn under its existing revolving credit facility, all of which would be unsecured, and ArcelorMittal South Africa Ltd. (a subsidiary of ArcelorMittal, “ArcelorMittal South Africa”) had a South African rand (“ZAR”) 3.5 billion borrowing base facility, under which ZAR 1.5 billion ($83 million) had been drawn, all of which is or would be secured. On July 27, 2022, the Company entered into a $2.2 billion bridge term facility agreement with a financial institution (the “Bridge Facility Agreement”). The facility may be applied toward the purchase price for the intended acquisition of Companhia Siderúrgica do Pecém (“CSP”), which is expected to close in the first quarter of 2023, as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses. As of September 30, 2022 ArcelorMittal has also guaranteed $3.088 billion borrowed by AMNS Luxembourg Holding S.A. (“AMNS”) under a $5.1 billion term loan agreement entered into to refinance the amounts borrowed under a $7 billion facilities agreement originally entered into to finance the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). See “Capitalization and Indebtedness.”

Additional Amounts

In the event that any withholding or deduction is required by the laws of Luxembourg or certain other jurisdictions, ArcelorMittal will pay additional amounts so that the amount you receive after the withholding tax or deduction will equal the amount that you would have received if no withholding tax or deduction had been applicable, subject to some exceptions. See “Description of Notes—Additional Amounts.”

Additional Notes

We may issue additional notes ranking equally with the Notes in all respects, so that such additional notes will be consolidated and form a single series with the series of notes issued hereby and will have the same terms as to status, redemption or otherwise as such notes; provided, however, that unless such additional notes are issued under a separate CUSIP number, such additional notes must be part of the same “issue” for U.S. federal income tax purposes, must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes or must be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. See “Description of Notes—Additional Notes.”

Covenants

The indenture relating to the Notes contains restrictions on ArcelorMittal’s ability to pledge assets, to merge or engage in similar transactions. For a more complete description see “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer” in the accompanying prospectus and “Description of Notes—Covenants—Negative Pledge” herein.

Redemption Events

Optional Redemption. ArcelorMittal may redeem the Notes at its option, in whole or in part, at any time and from time to time (i) prior to the applicable Par Call Date (as defined herein) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of a “make-whole” price as calculated herein and 100% of their principal amount and (ii) on or after the applicable Par Call Date, at a redemption price equal to 100% of their principal amount, plus, in each case, accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Redemption, Exchange and Purchase—Redemption at the Option of the Company.”

Optional Tax Redemption. If, due to certain changes in tax treatment in Luxembourg or certain other jurisdictions, ArcelorMittal would be required to pay additional amounts on the Notes as described under “Description of Notes—Additional Amounts,” ArcelorMittal may redeem the Notes in whole but not in part at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest

(including any additional amounts), if any, up to but excluding the date of redemption. See “Description of Notes—Redemption, Exchange and Purchase—Redemption for Taxation Reasons.”

Offer to Purchase Upon a Change of Control

Upon the occurrence of certain change of control events, ArcelorMittal may be required to make an offer to purchase all or a portion of each holder’s notes at a purchase price equal to 101% of the principal amount tendered, plus accrued and unpaid interest, if any, up to but excluding the date of purchase. See “Description of Notes—Redemption, Exchange and Purchase—Offer to Purchase upon a Change of Control.”

Use of Proceeds

ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes. In addition, following the closing of this offering, commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of CSP will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled. The facility is available for 12 months from signing with two extension options of 6 months each at the borrower’s discretion.

Listing	The Notes will not be listed on any securities exchange or quoted on any automated quotation system.

Trustee	Wilmington Trust, National Association

Securities Administrator and Paying Agent	Citibank, N.A.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the Notes.

Risk Factors

See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the Notes.

Global Note Codes	Series 2027 Notes:

CUSIP: 03938LBE3

ISIN: US03938LBE39

Series 2032 Notes:

CUSIP: 03938LBF0

ISIN: US03938LBF04

Summary Consolidated Financial Information and Operating Data

The following tables present summary consolidated financial information of ArcelorMittal as of and for each of the years ended December 31, 2021, 2020 and 2019, each prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and the selected consolidated financial information of ArcelorMittal as of June 30, 2022 and for the six month periods ended June 30, 2021 and June 30, 2022, each prepared in accordance with the International Accounting Standard 34 Interim Financial Reporting (“IAS 34”). The audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2021 and 2020 and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2021, 2020 and 2019, and the related note, which we refer to as the “ArcelorMittal Consolidated Financial Statements” are contained in ArcelorMittal’s 2021 Report on Form 20-F filed with the SEC on filed on March 11, 2022 (the “2021 Form 20-F”). The unaudited condensed consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the condensed consolidated statement of financial position as of June 30, 2022, and the condensed consolidated statements of operations, comprehensive income, changes in equity and cash flows for the six months ended June 30, 2022 and June 30, 2021, which we refer to as the “June 30, 2022 Financial Statements” are contained in the 2022 Half Year Report. The ArcelorMittal Consolidated Financial Statements and June 30, 2022 Financial Statements have been incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary consolidated financial information should be read in conjunction with the ArcelorMittal Consolidated Financial Statements and the June 30, 2022 Financial Statements, including the notes thereto.

Summary Consolidated Statement of Operations Data

(Amounts in $ millions except per share data)	Year ended December 31,			Six Months ended June 30,
	2021	2020	2019	2022	2021
Sales(1)	76,571	53,270	70,615	43,978	35,536
Cost of sales(2)	57,337	49,138	68,887	33,928	27,402
Selling, general and administrative expenses	2,258	2,022	2,355	1,123	1,061
Operating income/(loss)	16,976	2,110	(627)	8,927	7,073
Income from investments in associates, joint ventures and other investments	2,204	234	347	1,137	1,043
Financing costs—net	(1,155)	(1,256)	(1,652)	(427)	(594)
Income/(loss) before taxes	18,025	1,088	(1,932)	9,637	7,522
Net income/(loss) (including non-controlling interest)	15,565	(578)	(2,391)	8,256	6,576
Net income/(loss) attributable to equity holders of the parent	14,956	(733)	(2,454)	8,048	6,290
Net income attributable to non-controlling interests	609	155	63	208	286
Earnings/(loss) per common share—continuing operations (in U.S. dollars)(3)
Basic earnings/(loss) per common share	13.53	(0.64)	(2.42)	8.53	5.40
Diluted earnings/(loss)per common share	13.49	(0.64)	(2.42)	8.51	5.39
Earnings/(loss) per common share (in U.S. dollars)(3)
Basic earnings/(loss) per common share	13.53	(0.64)	(2.42)	8.53	5.40
Diluted earnings/(loss) per common share	13.49	(0.64)	(2.42)	8.51	5.39
Dividends declared per share(4)	0.38	0.30	—	—	—

Notes:
(1)

Including $10,519 million, $5,142 million and $7,442 million of sales to related parties for the years ended December 31, 2021, 2020, and 2019, respectively and $5,457 million and $4,902 million of sales to related parties for the six months ended June 30, 2022, and 2021, respectively.

(2)

Including $1,873 million, $1,151 million and $1,092 million of purchases from related parties for the years ended December 31, 2021, 2020 and 2019, respectively and $1,341 million and $1,150 million of purchases from related parties for the six months ended June 30, 2022 and 2021 respectively.

(3)

Basic earnings (loss) per common share are computed by dividing net (loss) income attributable to equity holders of ArcelorMittal by the weighted average number of common shares outstanding during the periods presented. Diluted earnings (loss) per common share include assumed shares from stock options, shares from restricted stock units and convertible debt (if dilutive) in the weighted average number of common shares outstanding during the periods presented. See note 11.3 to the ArcelorMittal Consolidated Financial Statements for further information.

(4)

Against the backdrop of significant cost saving measures then being taken across the Company’s business, the Board of Directors decided at its meeting on May 5, 2020 to suspend dividend payments in respect of the year ended December 31, 2019 until such time as the operating environment normalized. In June 2021, the Company’s shareholders approved the payment proposed by the Board of Directors of a $0.30/share dividend in respect of the year ended December 31, 2020. In May 2022, the Company’s shareholders approved the payment proposed by the Board of Directors of a $0.38/share dividend in respect of the year ended December 31, 2021.

Summary Consolidated Statement of Financial Position Data

(Amounts in $ millions except share data)	As of December 31,			As of June 30,
	2021	2020	2019	2022
Cash and cash equivalents	4,215	5,600	4,867	4,457
Restricted cash and other restricted funds	156	363	128	108
Property, plant and equipment and biological assets	30,075	30,622	36,231	29,542
Total assets	90,512	82,052	87,908	97,026
Short-term debt and current portion of long-term debt	1,913	2,507	2,869	2,719
Long-term debt, net of current portion	6,488	9,815	11,471	6,069
Total Equity	51,344	40,237	40,483	56,446
Common shares	350	393	364	312
Weighted average common shares outstanding (in millions) for the purposes of basic earnings per share	1,105	1,140	1,013	944
Weighted average common shares outstanding (in millions) for the purposes of diluted earnings per share	1,108	1,140	1,013	946

Summary Consolidated Other Data

$ millions (unless otherwise indicated)	Year ended December 31,			Six months ended June 30,
	2021	2020	2019	2022	2021
Net cash provided by operating activities	9,905	4,082	6,017	4,588	3,309
Net cash provided by (used in) investing activities	(340)	(2,011)	(3,824)	(2,147)	386
Net cash (used in) provided by financing activities	(10,898)	(1,498)	514	(1,836)	(5,168)
Total production of crude steel (millions of tonnes)	69.1	71.5	89.8	30.9	35.4
Total shipments of steel products (millions of tonnes)	62.9	69.1	84.5	29.7	32.6

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement, before you decide to buy our Notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the Notes could decline, in which case you may lose all or part of your investment. The risks described herein are not the only risks ArcelorMittal faces. Additional risks and uncertainties not presently known to ArcelorMittal or that ArcelorMittal currently believes to be immaterial could also materially affect it. Accordingly, you should not consider the following to be a complete discussion of all risks and uncertainties pertaining to us.

In this section, unless the context indicates otherwise, the terms “we,” “our”, “the Company” and “ArcelorMittal” refer to ArcelorMittal.

Summary

Risks Related to ArcelorMittal

I. Risks related to the global economy and the mining and steel industry

a)	Prolonged low steel and (to a lesser extent) iron ore prices and/or low steel demand would have an adverse effect on ArcelorMittal’s results of operations.
b)

Volatility in the supply and prices of raw materials, energy and transportation, and volatility in steel prices or mismatches between steel prices and raw material prices could adversely affect ArcelorMittal’s results of operations.

c)

Excess capacity and oversupply in the steel industry and in the iron ore mining industry have in the past and may continue in the future to weigh on the profitability of steel producers, including ArcelorMittal.

d)	Unfair trade practices, import tariffs and/or barriers to free trade could negatively affect steel prices and ArcelorMittal’s results of operations in various markets.
e)

Russia’s invasion of Ukraine, international reaction to it (in particular in the form of sanctions) and any regional or global escalation of the conflict, could adversely affect the Company’s business, results of operations and financial condition.

f)

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

g)	Competition from other materials and alternative steel-based technologies could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flows and profitability.

II. Risks related to ArcelorMittal’s operations

a)

ArcelorMittal’s level of profitability and cash flow currently is and, depending on market and operating conditions, may in the future be, substantially affected by its ability to reduce costs and improve operating efficiency.

b)

The Group’s carbon emissions intensity reduction targets are based on current assumptions with respect to the costs, government and societal support for the reduction of carbon emissions in particular regions and the advancement of technology and infrastructure related to the reduction of carbon emissions over time. Future developments may affect such assumptions, and this may render the achievement of ArcelorMittal’s targets more difficult, or even impossible to achieve for cost or other reasons.

c)	ArcelorMittal has incurred and may incur in the future operating costs when production capacity is idled or increased costs to resume production at idled facilities.
d)

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

e)

Disruptions to ArcelorMittal’s manufacturing processes caused for example by equipment failures, natural disasters, accidents, epidemics, pandemics or geopolitical conflicts or extreme weather events could adversely affect its operations, customer service levels and financial results and liabilities.

f)	ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.
g)	ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

III. Risks related to ArcelorMittal’s Mining activities

a)	ArcelorMittal’s mining operations are subject to risks associated with mining activities.
b)

ArcelorMittal’s reserve and resource estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

c)	ArcelorMittal faces rising extraction costs over time as reserves deplete.

IV. Risks related to ArcelorMittal’s acquisitions and investments

a)

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties completing planned acquisitions or integrating acquired companies could harm ArcelorMittal’s future results of operations, financial condition and prospects.

b)	ArcelorMittal may encounter further difficulties with respect to ArcelorMittal Italia (renamed Acciaierie d’Italia) (“ADI”).
c)	ArcelorMittal faces risks associated with its acquisition, via a joint venture, of AMNS India.
d)	ArcelorMittal’s greenfield, brownfield and other investment projects are subject to financing, execution and completion risks.
e)	ArcelorMittal faces risks associated with its investments in joint ventures and associates.

V. Risks related to ArcelorMittal’s financial position and organizational structure

a)

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in the impairment of such assets, including intangible assets such as goodwill.

b)	ArcelorMittal’s indebtedness could have an adverse impact on its results of operations and financial position, and the market’s perception of ArcelorMittal’s leverage may affect its share price.
c)	ArcelorMittal’s ability to fully utilize its recognized deferred tax assets depends on its profitability and future cash flows.
d)

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

e)

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

f)	The Significant Shareholder has the ability to exercise significant influence over the outcome of shareholder votes.
g)

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions, and loss-making subsidiaries may drain cash flow necessary for such needs or distributions.

VI. Legal and regulatory risks

a)	ArcelorMittal is subject to strict environmental, health and safety laws and regulations that could give rise to a significant increase in costs and liabilities.
b)

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations, financial condition and reputation.

c)

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

d)

ArcelorMittal is subject to economic policy, military, political, social and legal risks and uncertainties in the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

e)

ArcelorMittal is subject to an extensive, complex and evolving regulatory framework which may expose it and its subsidiaries, joint ventures and associates to investigations by governmental authorities, litigation and fines, in relation, among other things, to antitrust and compliance matters. The resolution of such matters could negatively affect the Company’s strategy, operations, profitability and cash flows in a particular period or harm its reputation.

f)

ArcelorMittal is currently and in the future may be subject to legal proceedings or product liability claims, the resolution of which could negatively affect the Company’s profitability and cash flows in a particular period.

g)	Changes to global data privacy laws and cross-border personal data transfer requirements could adversely affect ArcelorMittal’s business and operations.
h)	U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

Risks Related to an Investment in the Notes

a)	Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the Notes is effectively subordinated to the liabilities of ArcelorMittal’s subsidiaries.
b)	ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.
c)	Since the Notes are unsecured, your right to receive payments will be structurally subordinated to the secured indebtedness of ArcelorMittal.
d)	ArcelorMittal may incur additional indebtedness, which could increase the risks associated with its already substantial indebtedness.
e)	ArcelorMittal is not restricted in its ability to dispose of assets by the terms of the Notes.
f)	A downgrade in ArcelorMittal’s credit rating or arbitrage trading could adversely affect the trading prices of the Notes.
g)	Luxembourg insolvency laws may adversely affect a recovery by the holders of the Notes.
h)	There may not be liquid trading markets for the Notes.

Risks Related to ArcelorMittal

I. Risks related to the global economy and the mining and steel industry

Prolonged low steel and (to a lesser extent) iron ore prices and/or low steel demand would have an adverse effect on ArcelorMittal’s results of operations.

As an integrated producer of steel and iron ore, ArcelorMittal’s results of operations are sensitive to the market prices of, and demand for, steel and iron ore in its markets and globally. The impact of market steel prices on its results is direct while the impact of market iron ore prices is both direct and indirect, as ArcelorMittal sells iron ore on the market to third parties (in which case it benefits from higher iron ore market prices), and indirect, as iron ore is a principal raw material used in steel production and fluctuations in its market price are typically and eventually (with the timing dependent on steel market conditions) passed through to steel prices (with any lags in passing on higher prices “squeezing” steel margins, as discussed below). Steel and iron ore prices are affected by supply and demand trends and inventory cycles. In terms of demand, steel and iron ore prices are sensitive to trends in cyclical industries, such as the automotive, construction, appliance, machinery, equipment and transportation industries, which are significant markets for ArcelorMittal’s products (with automotive being particularly significant). More generally, steel and iron ore prices are sensitive to macroeconomic fluctuations in the global economy which are impacted by many factors ranging from trade and geopolitical tensions to global and regional monetary policy to specific disruptive events such as pandemics and natural disasters. In the past, substantial price decreases during periods of economic weakness have not always been offset by commensurate price increases during periods of economic strength. In addition, as further discussed below, excess supply relative to demand for steel in local markets generally results in increased exports and drives down regional or global prices. In terms of inventory, steel stocking and destocking cycles affect apparent demand for steel and hence steel prices and steel producers’ profitability. For example, steel distributors may accumulate substantial steel inventories in periods of low prices and, in periods of rising real demand for steel from end-users, steel distributors may sell steel from inventory (destock), thereby delaying the effective implementation of steel price increases. Conversely, steel price decreases can sometimes develop their own momentum, as customers adopt a “wait and see” attitude and destock in the expectation of further price decreases.

As a result of these factors, steel and iron ore prices fluctuate substantially and have come under pressure at various points in recent periods. In 2019, steel market conditions deteriorated significantly due to a decline in steel prices (lower demand in Europe and the U.S., higher imports in Europe and additional domestic supply and the effect of customer destocking in the U.S.) and higher raw material costs (particularly in iron ore due to supply-side developments), resulting in a negative price-cost effect. This led to substantial inventory-related and impairment charges and hence sharply lower steel segment operating income in 2019. Steel market conditions were adversely affected in the first half of 2020 by the COVID-19 pandemic and its economic ramifications, with demand plummeting (e.g., an 18.4% year-on-year drop in EU apparent steel consumption (“ASC”) and a 34.7% drop in overall steel shipments in the second quarter versus the same quarter in the prior year) and prices falling substantially. After a strong rebound starting in the second half of 2020 and continuing into the third quarter of 2021, steel prices began to decline from very high levels in the fourth quarter of 2021, in varying degrees by market, in particular, due to softer end-market demand conditions (e.g., supply chain issues affecting automobile production and weakness in the Chinese real estate market, both major consumers of steel). Steel prices in the first nine months of 2022 were highly volatile, coming off peak in the early stages of the first quarter then spiking in the latter part of the first quarter following the Russian invasion of Ukraine, and then falling since as fears of a global slowdown have emerged and customers have sought to destock, due in particular to uncertainties about the duration of the Russia-Ukraine conflict, its consequences on energy supply and, more generally, high inflation (including of energy prices), monetary tightening and continuing supply chain issues. Price declines accelerated in the third quarter of 2022 such that ArcelorMittal recorded inventory-related charges (to reflect the net realizable value of inventory under IFRS given declining market prices) of $500 million.

The trajectory of steel demand and prices going forward, in particular in the fourth quarter of 2022 and the first half of 2023, is difficult to predict due to such variables as the duration of the ongoing conflict in Ukraine and its impact on global energy supply and hence on industrial production and consequentially demand for steel, the extent and duration of supply chain issues affecting end-markets (and in particular automobile production), the remaining course of the COVID-19 pandemic (including the risk of renewed containment measures affecting consumer demand and production facilities, in particular in China), import volumes and tariff levels and inventories. In addition, macroeconomic conditions are uncertain, including due to geopolitical developments, particularly Russia’s invasion of Ukraine and the international community’s reaction to it and actions taken by central banks to combat inflation (in particular raising interest rates sharply in 2022 and signaling continued raises into 2023), which may increase the risk of recession. Any economic downturn globally or in certain regions may result in lower steel demand and lower steel and iron ore prices. A scenario of prolonged low steel and (to a lesser extent or if simultaneous) iron ore prices, whether or not combined with low steel demand, would have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

More specifically in terms of near to mid-term risks for the Company in this respect, the fall in international spot steel prices in the second and third quarters of 2022 stems from a broader trend in slowing steel demand. As inflation continues and central banks raise interest rates in an attempt to curb it, the risk of a global recession has grown. Significant energy supply issues in Europe increase the risk of manufacturers being unable to operate at full capacity, potentially lowering demand for steel and straining steel prices. Many steel customers began to destock and adopt a “wait and see” approach in the summer of 2022, and steel conditions, particularly in Europe, continued to deteriorate in the third quarter. The continuing impacts of COVID-19 and repeated lockdowns within the Chinese economy (due to the Chinese government’s “zero-Covid” approach) also add to risks of a global slowdown and lower global steel demand and prices. Prior recessions have generally resulted in lower steel demand and steel prices, with consequential material adverse impacts on steel companies’ results. ArcelorMittal updated its ASC forecasts in connection with its results for the third quarter of 2022, downgrading its expectations of ASC growth given earlier in 2022 to reflect its expectations of a contraction in ASC in 2022 (both in China and globally excluding China). See “Outlook” in the September 30, 2022 Earnings Release. Any significant decline in steel prices also increases the risk of inventory-related charges, such as those that ArcelorMittal recorded in 2019 and the first nine months of 2022. In addition, the impact of lower steel prices on ArcelorMittal’s results is subject to a lag effect (due to its contracts), and therefore the impact is felt beyond the duration of any decline in spot steel prices.

Volatility in the supply and prices of raw materials, energy and transportation, and volatility in steel prices or mismatches between steel prices and raw material prices could adversely affect ArcelorMittal’s results of operations.

As a producer and seller of steel, the Company is directly exposed to fluctuations in the market price for steel, iron ore, coking coal and other raw materials, energy and transportation. In particular, steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke, and the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, making steel companies dependent on the price of and their reliable access to supplies of raw materials and energy. In the fourth quarter of 2021 and throughout the first nine months of 2022, and in particular in the third quarter of 2022, the Company has become subject to increasing inflationary cost pressures, in particular with the prices of electricity, natural gas and CO2 all increasing significantly, putting pressure on steel price spreads in an initially high steel price environment and then deflationary steel price environment, resulting in a compression of steel spreads, which started in the second quarter of 2022 and is expected to continue. As a result of this pressure and the decrease in demand, the Company has reduced or ceased production at certain plants, in particular in Europe, including measures to cut higher cost capacity and reduce European gas consumption.

Although ArcelorMittal has substantial sources of iron ore from its own mines (the Company’s self-sufficiency rate was 59% for iron ore in 2021), it nevertheless remains exposed to volatility in the supply and price of iron ore and coking coal given that it obtains a significant portion of such raw materials under supply contracts from third parties. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Business overview—Products—Mining products” and “Business overview—Products—Other raw materials and energy” in the 2021 Form 20-F. The prices of steel, iron ore, coking coal and scrap have been highly volatile in recent years and in the first nine months of 2022. Volatility in steel and raw material prices can result from many factors including: trends in demand for iron ore in the steel industry itself, and particularly from Chinese steel producers (as the largest group of producers); industry structural factors (including the oligopolistic nature of the seaborne iron ore industry and the fragmented nature of the steel industry); the expectation or imposition of corrective trade measures such as tariffs; massive stocking and destocking activities (sudden drops in prices can lead end-users to delay orders pushing prices down further); speculation; new laws or regulations; changes in the supply of iron ore, in particular due to new mines coming into operation; business continuity of suppliers; changes in pricing models or contract arrangements; expansion projects of suppliers; worldwide production, including interruptions thereof by suppliers; capacity-utilization rates; accidents or disruptions at suppliers’ premises or along the supply chain as occurred in 2019, 2021 and the first nine months of 2022; wars, natural disasters, public health epidemics (such as the COVID-19 pandemic which substantially depressed demand for steel for an extended period in 2020), political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers and the availability and cost of transportation. Industry and overall decarbonization efforts may also result in increased and/or volatile prices, in particular, higher energy and

CO2 prices as well as scrap prices (due in particular to an industry shift to electric arc furnace (“EAF”) production). For further information on the movement of raw material prices in recent years and in the first nine months of 2022, see “Operating and financial review—Key factors affecting results of operations—Raw materials” in the 2021 Form 20-F, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2022—Key factors affecting results of operations—Raw materials” in the 2022 Half Year Report and the September 30, 2022 Earnings Release.

Furthermore, while steel and raw material (in particular iron ore and coking coal) price trends have historically been correlated, a lack of correlation or an abnormal lag in the corollary relationship between raw material and steel prices may also occur and result in a “price-cost effect” in the steel industry. ArcelorMittal has experienced negative price-cost effects (or “squeezes”) at various points in recent years including in 2019, 2020, 2021 and the second and third quarters of 2022 and will likely continue to do so as this is a structural feature. In some of ArcelorMittal’s segments, in particular Europe and NAFTA, there are several months between raw material purchases and sales of steel products incorporating those materials, rendering them particularly susceptible to price-cost effect. For example, coking coal sourced from Australia takes several weeks to reach Europe (e.g. approximately 4 weeks sailing time, plus loading/unloading time at ports), creating a structural lag. Sudden spikes in raw materials, such as coking coal, have occurred in the past and may occur in the future. Because ArcelorMittal sources a substantial portion of its raw materials through long-term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and as a steel producer sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials and scrap prices, on the one hand, and trends for steel prices in regional markets, on the other hand. The price/cost dynamic in the most recent periods can be summarized as follows: in 2019, the significant decline in steel prices (due to lower demand and higher imports, among other things) and significant increase in iron ore prices among other trends due in part to supply shocks following the collapse of the Brumadinho dam owned by Vale in Brazil and a heavy cyclone season in Australia weighed heavily on the profitability of the Company’s steel business. In 2020, the negative impact of the COVID-19 pandemic restrictions on steel demand led to lower spreads as steel prices declined, in particular in the second quarter of 2020. Prices remained low in the third quarter of 2020 (due in part to price lag), while raw material costs, especially iron ore, remained broadly stable, underpinned by the strong rebound in Chinese demand, resulting in a price-cost squeeze. In the fourth quarter of 2020, with the recovery of steel demand in the world (excluding China), there was a recovery in steel and iron ore prices, while prices for coking coal decreased and remained stable throughout the fourth quarter of 2020 due to the Chinese ban on Australian coals. The significant increase in steel prices in the fourth quarter of 2020 resulted in a multi-year high in steel spreads (which was not fully reflected in the Company’s performance due to lag effect). This trend continued through the third quarter of 2021 before prices came off their highest levels in the fourth quarter of 2021, while high raw material and energy costs put increasing pressure on margins. This trend then shifted in the first nine months of 2022, as energy costs continued to increase while steel prices declined. More generally and in sum, the relationship between input (and in particular raw material) costs and steel selling prices and the time lag between them structurally subjects the profitability of steel manufacturers in general and ArcelorMittal in particular to the risk of a negative price-cost effect.

ArcelorMittal’s other principal input costs that affect its level of profitability are energy and transportation. Energy expenses are sensitive to changes in electricity, energy transportation and fuel prices, including diesel fuel, natural gas and industrial gas. Prices for electricity, natural gas and fuel oils can fluctuate widely with availability and demand levels from other users, including fluctuations caused by the impact of the COVID-19 pandemic. During periods of peak usage, although some operations have contractual arrangements in place whereby they receive certain offsetting payments in exchange for electricity load reduction, supplies of energy in general may be curtailed and the Company may not be able to purchase them at historical rates. A disruption in the transmission of energy, inadequate energy transmission infrastructure, or the termination of any of the Group’s energy supply contracts could interrupt energy supply and adversely affect operations. While the Group has some long-term contracts with electrical, natural gas and industrial gas suppliers, it is exposed to fluctuations in energy, natural gas and industrial gas costs that can affect its production costs. Energy prices rose substantially in various markets in 2021 and 2022, with attendant impacts on margins and in extreme cases production at certain sites in Europe (e.g., the Company curtailed production at some of its Spanish plants during “peak hours” due to high electricity prices). Europe is now experiencing an energy crisis, due to the consequences of Russia’s invasion of Ukraine as well as other supply issues. While the Company generally hedges its energy costs on a six-month rolling basis, its results will be impacted if energy prices remain high long-term. The energy crisis goes beyond soaring prices, as there is significant supply risk, with gas supplies through the Nord Stream pipeline having been reduced to 20% of maximum capacity as of July 26, 2022 and gas supplies being suspended periodically for other reasons, including “maintenance” and invoicing disputes and explosions in September 2022. Germany in particular is under significant pressure, and the second stage of emergency has been declared. As a result, it is expected that there will not be enough natural gas in the winter to cover demand, and priority will be given to households, leaving industrial operations at substantial risk. While the Company deploys a TTF hedging mechanism to safeguard its energy supply and the Company currently expects to be able to continue to meet market demand from its overall European footprint, certain of the Company’s European operations, in particular in Germany, are subject to the risk of not being able to obtain sufficient energy supplies. While certain production cuts in Europe (including Germany) have been announced and additional cuts may be announced in the future, the Company expects to continue to operate its German facilities even with a cut of up to 20% in energy supplies to Germany, unless there is a collapse in demand for steel. More significant cuts in energy supplies or a collapse in demand due to supply issues or otherwise may result in the Company having to cut production. Indirectly, if steel-using customers are unable to source the energy supplies needed for their operations, they will be unable to operate and their demand for steel will decline.

Transportation costs include shipping, road and rail. These costs, and in particular shipping, also rose substantially in 2021 due to the post-lockdown demand recovery and logistic constraints. Further increases in or a sustained high level of transportation costs not offset by continued high steel selling prices would directly and mechanically weigh on ArcelorMittal’s profitability (although it would make imports into its markets less competitive). In light of reduced global steel production, the outlook on freight rates in the near future is to a large degree dependent on developments in China. If China cannot significantly raise infrastructure spending in the near future, economic recovery is likely to be stunted, further impacting iron ore demand, and by extension freight rates on key iron ore routes.

Excess capacity and oversupply in the steel industry and in the iron ore mining industry have in the past and may continue in the future to weigh on the profitability of steel producers, including ArcelorMittal.

The steel industry is affected by global and regional production capacity and fluctuations in steel imports and exports, which are themselves affected by the existence and amounts of tariffs and customer and distributor stocking and destocking cycles. The steel industry has historically suffered from structural overcapacity globally, and the current global steelmaking capacity exceeds the current global consumption of steel, especially for long products. This overcapacity is affected by global macroeconomic trends and amplified during periods of global or regional economic weakness, leading to weaker global or regional demand. In particular, China is both the largest global steel consumer and the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor influencing global steel prices. At various points in recent years, reduced Chinese steel demand has not been fully offset by reduced Chinese steel production, which has led to a flood of Chinese steel exports into various regional markets, including the Company’s principal markets, weighing on and indeed depressing market prices. While most recently this phenomenon has been tempered by constraints imposed on Chinese steel production, the risk remains of excessive production and hence exports, in particular if there is a global recession or a Chinese slowdown. Indeed, the current slowdown in the real estate sector has caused Chinese domestic demand to weaken and pushed up Chinese net exports from around 3.5 million tons per month from January to April 2022 to 6.5 million tons per month from May to July 2022, before falling back to 4.6 million tons per month from August to October as demand globally weakened. Exports by steel producers in other developing countries and regions (such as the CIS, Turkey and India) into the Company’s principal markets are also a market feature. The extent of them depends on the demand/production balance in the producer’s home market as well as regional market pricing differentials (including any applicable import tariffs). The European steel market is particularly sensitive to the import threat due to remaining structural overcapacity. For example, lower demand and high imports led to low steel prices in Europe in the first half of 2019, to which steel producers (including the Company) responded with production cuts. The Company cut certain high cost capacity in the third quarter (and then more in the fourth quarter, with approximately 6.0 million tonnes of annualized production curtailments for fourth quarter of 2022, representing a decline of approximately 20% compared to the fourth quarter of 2021) of 2022 due in particular to high energy and carbon costs and lower steel prices, as apparent demand fell sharply since end users cut inventory levels and underlying real demand weakened.

Market prices for iron ore also underpin those of steel (as its principal input component) to some extent, and iron ore prices depend both on supply and demand conditions. Excess iron ore supply relative to demand has led to depressed prices at various points in recent years and could recur, with potentially a corollary effect on steel prices. No assurance can be given that iron ore prices will not decline further, particularly if there is a global recession, Chinese steel demand declines, worldwide capacity increases due to new mines coming online or steel demand declines again due to a resurgence of COVID-19 pandemic impacts or impacts from the Russia/Ukraine conflict, in particular on energy supply and prices. A renewed phase of steel and iron ore oversupply would likely have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

Unfair trade practices, import tariffs and/or barriers to free trade could negatively affect steel prices and ArcelorMittal’s results of operations in various markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidies to the steel industry remain widespread in certain countries, particularly those with centrally controlled economies such as China. In periods of lower global demand for steel, there is an increased risk of additional volumes of unfairly-traded steel exports into various markets, including Europe, North America and other markets such as Brazil and South Africa, in which ArcelorMittal produces and sells its products. Such imports have had and could in the future have the effect of reducing prices and demand for ArcelorMittal’s products.

Exports of low-cost steel products from developing countries, along with a lack of effective remedial trade policies, can depress steel prices in various markets globally, including in ArcelorMittal’s key markets. Conversely, ArcelorMittal is exposed to the effects of import tariffs, other trade barriers and protectionist policies more generally due to the global nature of its operations. Various countries have instituted, and may institute import tariffs and barriers that could, depending on the nature of the measures adopted, adversely affect ArcelorMittal’s business by limiting the Company’s access to or competitiveness in steel markets. While such protectionist measures can help the producers in the adopting country, they may be ineffective, raise the risk of exports being directed to markets where no such measures are in place or are less effective and/or result in retaliatory measures. Moreover, absent government intervention, European steel producers who will bear increasingly high costs to reduce carbon emissions (or pay for allowances) will be at a competitive disadvantage versus importers from developing countries with lower environmental standards. While certain changes in Chinese policy have recently led to decreased exports from China (notably the cancellation of the 13% export tax rebate on commodity grades of steel (HRC, rebar as of May 1, 2021)), the risk of increased exports from China remains, due to changes in Chinese policy, economic conditions or otherwise. For example, the sharp reduction in underlying real demand in China, coupled by a smaller reduction in steel production, led a push for exports, causing Chinese net steel exports to rise sharply in May and June 2022 to almost 7 million tons, up from an average of approximately 3.5 million tons during January to April 2022. A significant increase of Chinese exports, if continued, will likely lead to rising inventory levels in steel markets outside of China and downward pressure on prices and spreads, negatively affecting the Company’s profitability.

More generally, the current state of trade relations globally with trade disputes leading to the imposition of tariffs and then retaliatory measures, as seen in recent years in various markets (U.S./China, U.S./Europe, etc.) has and could continue to directly (in the case of tariffs) or indirectly (in the case of economic growth generally) have a significant adverse effect on demand for and the price of steel and hence on ArcelorMittal’s results of operations and financial condition.

Russia’s invasion of Ukraine, international reaction to it (in particular in the form of sanctions) and any regional or global escalation of the conflict, could adversely affect the Company’s business, results of operations and financial condition.

The Company has significant operations in Ukraine, consisting of a steel plant, which produced 4.9 million tons of steel in 2021, and (captive) mines that produced 11.7 million tons of iron ore in 2021; the related property, plant and equipment had a carrying value of $2.3 billion on the Company’s balance sheet at December 31, 2021. In 2021, the Company’s Ukrainian operations (and in particular its Kryvyi Rih steel plant) recorded 4.6 million of steel shipments, generating $4.1 billion of sales including $0.9 billion of sales to customers located in Ukraine. Operations were not affected by the conflicts ongoing since 2014 in relation to Crimea and the Donbass region; they have, however, been affected by Russia’s invasion of Ukraine in late February 2022, in the wake of which the Company reduced steel production to minimum levels (approximately one-third of its normal production levels) and discontinued mining operations at its underground mines. On March 3, 2022, the Company then announced that it was beginning the process to idle its steelmaking operations in Kryvyi Rih in order to ensure the safety and security of its people and assets. The Company continues to operate only one of three blast furnaces in Ukraine, with steel production drastically reduced compared to prior to the invasion. Blast furnace No.6 (approximately 20% of Kryvyi Rih capacity) restarted on April 11, 2022 (to resume low levels of pig iron production). Iron ore production steadily increased to 80% in the second quarter of 2022 (up from 50-60% capacity in the prior quarter) but was then temporarily suspended in the third quarter of 2022 due to weak demand and logistics constraints and is currently at approximately 25% capacity. The Company cannot predict the duration of the idling or of lower production as it will depend on the remaining course of the conflict and the establishment of safe and stable operating and logistical conditions thereafter, as well as potential repairs of any damages sustained. While the Russian army has not seized the city of Kryvyi Rih, it could still seek to do so and it continues to use rockets that may affect the Company’s operations; the Russian army has also blocked ports in Odessa, complicating and increasing the cost of exports (including steel and iron ore) from Ukraine. The ongoing conflict, its impact on demand, logistics (with respect to both supply and delivery) and costs and any resulting further reduced production, sales and income at its Ukrainian operations increase the risk that the Company may need to record an impairment charge with respect to such operations. For further information on these risks, see note 4 to the June 30, 2022 Financial Statements.

The imposition of extensive sanctions on Russia by the EU, the U.S., the UK and other countries affects the Company’s sourcing of raw materials and also, potentially, the markets for sales by the Group’s other operations in the CIS (the Group recorded $1.6 billion of sales to customers located in Russia in 2021). The Company’s Kazakh operations stopped selling to customers located in Russia in March 2022 following Russia’s invasion of Ukraine. Overall, the impact on the Company’s CIS operations was significant in the second quarter of 2022, with significantly lower production, shipments and sales in the second quarter of 2022 compared to the first quarter of 2022 (see “Business overview” in the 2022 Half Year Report). The Company resumed sales and shipments to customers located in Russia in June 2022. If such sales were to become prohibited by sanctions or impossible or impracticable due to the ongoing conflict, the Company’s results of operations would be impacted. More generally, business in Russia and with Russian counterparties carries the risk of non-compliance with economic sanctions (and the attendant financial and reputational adverse consequences), despite best efforts to comply.

More generally the conflict could have a further material adverse effect on the overall macroeconomic environment. It has already resulted in increasing energy and logistics costs and a decrease in demand and prices in the region; it may also affect steel demand and prices more generally. The impact on energy supplies in Europe in particular has been significant and increases the risk of a recession in Europe. Both the conflict itself and the sanctions imposed (and further sanctions that may be imposed), as well as potential Russian reactions, have had and could have further destabilizing effects on financial markets. The conflict, which has substantially exacerbated tensions between NATO and Russia, could escalate militarily both regionally and globally; any substantial escalation would have a material adverse effect on macroeconomic conditions. In addition, sanctions may remain in place beyond the duration of any military conflict and have a long-lasting impact on the region and globally, and could adversely impact the Group’s results of operations and financial condition.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition, in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases or amid recoveries, or exporters selling excess capacity from markets such as China, could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. For example, in the CIS, if low-cost regional competitors with 100% self-sufficiency in raw materials, increase steel rolling capacity, ArcelorMittal’s market share may be affected, and downward pressure applied to globally traded steel prices. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials and alternative steel-based technologies could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flows and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum, concrete, composites, glass, plastic and wood. In particular, as a result of increasingly stringent regulatory requirements, as well as developments in alternative materials, designers, engineers and industrial manufacturers, especially those in the automotive industry have increased their use of lighter weight and alternative materials, such as aluminum and plastics in their products.

In the automotive area, ArcelorMittal has introduced new advanced high-strength steel products, such as Usibor® 2000, Ductibor® 1000 and Fortiform® which is a new range of third generation advanced high strength steel for cold stamping, new engineering S-in motion® projects and a dedicated electric iCARe® range to respond to the shift toward electric cars. New martensitic products also offer a major potential for battery packs and the Multi Part Integration concept brings the possibility to drastically reduce the number of parts in a car. In the construction area, ArcelorMittal is deploying Steligence®, a unique holistic commercial approach with a complete set of products, services and solutions. See “Business overview—Research and development” in the

2021 Form 20-F. Despite these product innovations, a loss of market share to substitute materials, increased government regulatory initiatives favoring the use of alternative materials, as well as the development of additional new substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flows and profitability.

While in 2020, the Company started to offer its customers equivalent green steel tons by way of a certification system linked to CO2 savings, achieved through investment in decarbonization technologies, a trend which continued in 2021 and 2022, additive manufacturing or new technologies such as carbon free steelmaking could result in a loss of market share if competitors develop and deploy this kind of technology before, or more effectively than, ArcelorMittal. In addition, to the extent regulatory requirements and/or customer demand for low carbon or carbon neutral steel increase, competition with respect to low CO2 steel technologies may become more significant, leading to substantial input cost increases.

II. Risks related to ArcelorMittal’s operations

ArcelorMittal’s level of profitability and cash flow currently is and, depending on market and operating conditions, may in the future be, substantially affected by its ability to reduce costs and improve operating efficiency.

The steel industry has historically been cyclical, periodically experiencing difficult operating conditions. In light of this, ArcelorMittal has historically and increasingly in recent periods, taken initiatives to reduce its costs and increase its operating efficiency including through various asset optimization and other programs. In 2021, the Company achieved $0.6 billion of fixed cost savings relating to its previously announced $1.0 billion structural improvement plan, and has announced a new three year $1.5 billion value plan in February 2022, focused on creating value through well-defined commercial and operational initiatives. These initiatives have been key to the Company’s ability to control and reduce costs, hence supporting profitability. Any inability to continue to roll-out such initiatives and to implement them fully could have a material adverse effect on the Company’s profitability and cash flows.

The Group’s carbon emissions intensity reduction targets are based on current assumptions with respect to the costs, government and societal support for the reduction of carbon emissions in particular regions and the advancement of technology and infrastructure related to the reduction of carbon emissions over time. Future developments may affect such assumptions, and this may render the achievement of ArcelorMittal’s targets more difficult, or even impossible, to achieve for cost or other reasons.

To achieve its 2030 global carbon emissions intensity reduction target of 25% covering the Scope 1 and 2 emissions attributable to the Company’s operations measured in accordance with the Greenhouse Gas (“GHG”) Protocol, ArcelorMittal has estimated the gross capital cost required to be approximately $10 billion, with the expectation that 35% of these capital expenditures will be deployed up to 2025 and the remainder in the second part of the decade. In addition, the Company’s decarbonization strategy includes the objective of carbon neutrality by 2050; as from 2021, this is also a legal obligation for its operations in the EU and Canada following the endorsement of the Climate Law and the Canadian Net-Zero Emissions Accountability Act, respectively. These targets and estimates are based on numerous assumptions, including the costs of green hydrogen (meaning hydrogen produced exclusively from renewable sources) and its evolution over time, the construction of DRI and EAF facilities, the development of carbon capture, utilization and storage (“CCUS”) infrastructure and the timing of the introduction of GHG reduction requirements and supportive policies in applicable jurisdictions. The Company expects that low emissions technologies will become more competitive over time as more stringent GHG reduction requirements and/or carbon prices are introduced and increased in each jurisdiction, alongside the introduction of effective policies to secure a level playing field, and the decarbonization technologies themselves become more mature and efficient. However, in the transition period (and through at least 2030), its investments in decarbonization will require support from host countries, first and foremost from the European Union and its member states, through supportive policies designed to avoid “carbon leakage” and provide compensation for the significantly higher costs, while at the same time maintaining a fair and competitive landscape. In particular, ArcelorMittal’s expectation is that public funding covers 50% of the total cost of decarbonization (capital expenditures and higher operating expenses) so that companies are not rendered uncompetitive during this transition period. The Company believes this expectation is reasonable, but such funding is subject to changes in government and policy, among other factors, and may not be achieved. A lack of governmental and societal support could make the Company’s targets more costly, more difficult or even impossible to achieve. If the Company is unable to make the necessary investments to decarbonize and reach its 2030 decarbonization targets due to the design of governmental policy in Europe or other jurisdictions where it operates (see “Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in the impairment of such assets, including intangible assets such as goodwill” below), it may negatively affect its competitiveness, profitability, cash flows, results of operations and financial condition, as well as harm its reputation. In addition, in April 2021, ArcelorMittal’s revolving credit facility was amended so that the margin payable will be increased or decreased depending on the Company’s performance against two metrics measured annually against pre-defined targets with respect to its environmental and sustainability performance (CO2e intensity of the Company’s European operations and the number of facilities which have been certified by ResponsibleSteel™).

ArcelorMittal has incurred and may incur in the future operating costs when production capacity is idled or increased costs to resume production at idled facilities.

ArcelorMittal’s decisions about which facilities to operate and at which levels are made based upon customers’ orders for products as well as the capabilities and cost performance of the Company’s facilities.

Considering temporary or structural overcapacity or other considerations, production operations are concentrated at several plant locations and certain facilities are idled in response to customer demand, although operating costs are still incurred at such idled facilities. Most recently ArcelorMittal idled several plants during the COVID-19 pandemic-related lockdowns and its Ukrainian steel plant following the Russian invasion (and is currently operating only one of three blast furnaces in Ukraine). Four out of six coke batteries have been hot idled. While steps have been taken to protect these assets, idling can impact their long term health. In addition, ArcelorMittal has announced the idling of sites in France, Germany, Spain and Poland, due to weaker macroeconomic conditions and order book, high energy and carbon costs and rising imports. The risk of the Company needing to idle facilities due to the ongoing conflict, energy costs and supply issues, logistics issues and any significant changes in steel demand due to the conflict, recession or otherwise, remains high. When idled facilities are restarted, ArcelorMittal incurs costs to replenish raw material inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and resume production responsibilities. Such costs could have an adverse effect on its results of operations or financial condition.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons, in particular in connection with any announced intentions to adapt the footprint. ArcelorMittal may experience strikes and work stoppages at various facilities. Prolonged strikes or work stoppages could have an adverse effect on the operations and financial results of ArcelorMittal. In recent years ArcelorMittal has experienced significant strikes affecting operations at various plants, particularly in Mexico, South Africa, France, Spain and Canada, relating to various causes, often in connection with labor contract renewal negotiations or claims for salary increases because of rising inflation.

Disruptions to ArcelorMittal’s manufacturing processes caused for example by equipment failures, natural disasters, accidents, epidemics or pandemics, geopolitical conflicts or extreme weather events could adversely affect its operations, customer service levels and financial results and liabilities.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires, explosions, furnace breakdowns or as a result of natural disasters, accidents, epidemics or pandemics or severe weather conditions. ArcelorMittal’s manufacturing plants and mines have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such events, for example the collapse of the oxygen and nitrogen pipelines in November 2018 at ArcelorMittal Temirtau, the fire in a conveyor belt of the coke plant in ArcelorMittal Asturias in October 2018, an electrical failure resulting in the temporary stoppage of the concentrator at AMMC in 2019, a fire in the gas cleaning section of the coke plant in Dunkirk in 2020, a blast furnace gas line explosion in Vanderbiljpark in 2020 in South Africa, an explosion in the Abayskaya mine in Kazakhstan in November 2021, a roof collapse at Temirtau in June 2022 and an explosion in the Lenina coal mine in Kazakhstan in November

2022. Certain of these incidents have resulted or may result in governmental investigations or proceedings and/or in costs and liabilities and negatively impact the Company’s reputation or the operations of the affected facilities. Such incidents could also lead to production stoppages, loss of key personnel, loss of key assets, or put at risk our employees (and those of sub-contractors and suppliers) or persons living near affected sites. See “ArcelorMittal is subject to strict environmental, health and safety laws and regulations that could give rise to a significant increase in costs and liabilities.” Conflicts may also cause interruptions to operations; see “Russia’s invasion of Ukraine, international reaction to it (in particular in the form of sanctions) and any regional or global escalation of the conflict, could adversely affect the Company’s business, results of operations and financial condition.”

In addition, natural disasters and severe weather conditions could lead to significant damage at ArcelorMittal’s production facilities and general infrastructure or cause shutdowns. For example, ArcelorMittal Mexico’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico are located in or close to areas prone to earthquakes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. The site of the joint venture AM/NS Calvert (“Calvert”) in the United States is located in an area subject to tornados and hurricanes. ArcelorMittal also has assets in locations subject to bush fires, specifically in Kazakhstan and South Africa, and to Arctic freeze, specifically in Baffinland. More generally, changing weather patterns and climatic conditions in recent years, possibly due to climate change, have added to the unpredictability and frequency of natural disasters.

Severe weather conditions can also affect ArcelorMittal’s operations in particular due to the long supply chain for certain of its operations and the location of certain operations in areas subject to harsh winter conditions (i.e., Canada and Kazakhstan) or areas that are susceptible to droughts (i.e., South Africa, Mexico and Brazil). Water in particular is crucial to the steelmaking process, and the risk that the authorities may restrict license to withdraw water as a result of chronic drought could increase operating costs and reduce production capacity. Flooding has also affected ArcelorMittal’s operations, including at ArcelorMittal Asturias in Aviles, Spain in June 2018, ArcelorMittal Canada in Mont Wright, Canada in September 2022, and, more regularly, in Liberia, when heavy rains during the wet season have caused handling and logistic constraints that impacted shipment volumes. The severe floods in Europe in July 2021 resulted in logistic constraints and decreased steel shipments. Damage to ArcelorMittal production facilities due to natural disasters and severe weather conditions could, to the extent that lost production cannot be compensated for by unaffected facilities, adversely affect its business, results of operations or financial condition. More generally, these severe weather conditions could increase in frequency and severity due to climate change.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices, but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis as arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, some damages and losses caused by among others terrorism, war and other political violent events, as well as by certain natural disasters, such as earthquakes, floods and windstorms, are also covered.

ArcelorMittal also purchases worldwide third-party public and product liability insurance coverage for all of its subsidiaries. Various other types of insurance are also maintained, such as comprehensive construction and contractor insurance for its greenfield and major capital expenditures projects, directors and officers liability, transport, and charterers’ liability, as well as other customary policies such as car insurance, travel assistance and medical insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event or series of events (such as, among others, a pandemic or a war) that may result in losses in excess of limits specified under the relevant policy, or losses not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Phishing, ransomware and virus attacks have been increasing in more recent years through 2020, with WannaCry impacting the Company in March 2018 and ransomware Eight in South Africa in 2020. In March 2021, ArcelorMittal Liberia and Dofasco were subject to a Cobalt Strike BEACON malware attack. The attack initially occurred on the ArcelorMittal Liberia network, with a malicious file download leading to an infection by malware. The attacker then moved laterally within the ArcelorMittal Liberia network to the ArcelorMittal Dofasco environment, attempting to infect the ArcelorMittal Dofasco system. In April 2021, ArcelorMittal Dofasco engaged an outside firm to conduct an exhaustive review of the attack, and no evidence data access, staging or theft was found. In April 2022, one of ArcelorMittal Brasil’s business partners was the subject of a malware attack in which the attackers moved laterally in an attempt to gain access to shared accounts between the partner and ArcelorMittal Brasil. The attackers then also attempted to use this initial attack to access some of the Company’s North American sites. A forensic analysis of the incident by an outside firm found no evidence that data or accounts related to ArcelorMittal Brasil or any of the Company’s North America sites had been compromised.

Adverse consequences of technological advances like Industry 4.0, Cloud computing, Internet of Things, and Blockchain may increase threats or cause damage to ArcelorMittal, for example by impacting shop-floor systems supporting production and maintenance and thereby forcing plant operations to revert to manual mode with loss of production, resulting in new risks to ArcelorMittal’s operations and systems. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures. Although ArcelorMittal performs annual cyber maturity assessments in many of its business units, which are supplemented by in-depth cyber audits and penetration testing exercises performed by ArcelorMittal Global Assurance, the risk of significant data breaches, data theft, unauthorized access or successful hacking cannot be eliminated. There may also be an increased risk of cybersecurity breaches due to ongoing geopolitical tensions involving Russia.

If unauthorized parties attempt or manage to bring down the Company’s website or force access into its information technology systems, they may be able to misappropriate personal and confidential information, cause interruptions in the Company’s operations, damage its computers or process control systems or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules including the EU’s General Data Protection Regulation (“GDPR”). Any compromise of the security of the Company’s information technology systems could result in a loss of confidence in the Company’s security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its reputation, financial condition and results of operations.

III. Risks related to ArcelorMittal’s Mining activities

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal’s mining operations are subject to the hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, the hazards associated with open-pit mining operations include, among others:

•	flooding of the open-pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions or difficulties associated with mining in extreme weather conditions;

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination; and

•	collapse of tailings ponds dams.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. The occurrence of any of the events listed above could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation, both as a Company focused on ensuring the health and safety of its employees and more generally.

ArcelorMittal’s reserve and resource estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

There is a degree of uncertainty attributable to the estimation of mineral reserves and resources. Until mineral reserves and resources are actually mined and processed, the quantity of metal and grades must be considered as estimates only and no assurance can be given that the indicated levels of metals will be produced. In making determinations about whether to advance any of its projects to development, ArcelorMittal must rely upon estimated calculations for the mineral reserves and mineral resources and grades of mineralization on the Company’s properties.

The estimation of mineral reserves and resources is a subjective process that is partially dependent upon the judgment of the qualified persons preparing such estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, statistical analysis of drilling and sampling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available.

ArcelorMittal’s estimates of mineral reserves and resources are based on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis made as of the date of such estimates. ArcelorMittal periodically updates its mineral reserves and resources estimates based on the conclusions of the relevant qualified persons with respect to new data from exploratory and infill drilling, results from technical studies and the experience acquired during the operation of the mine and metallurgical processing, as well as changes to the assumptions used to calculate these estimates.

Several of the assumptions used to calculate these estimates, including the market prices, operating and capital costs and mining and metallurgical recovery rates, among others, can greatly fluctuate, which may result in significant changes to the Company’s current estimates. These changes may also render some or all of our proven and probable mineral reserves and measured and indicated mineral resources uneconomic to exploit and may ultimately result in a reduction of mineral reserves and resources.

In addition, inferred mineral resources have a great amount of uncertainty as to their existence and their economic and legal feasibility. Readers should not assume that any part of an inferred mineral resource will be upgraded to a higher category or that any of the mineral resources not already classified as mineral reserves will be reclassified as mineral reserves.

Moreover, substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of saleable product from iron ore and coal reserves;

•	obtain environmental and other licenses or securing surface rights with local communities;

•	construct mining and processing facilities and the infrastructure required for greenfield properties;

•	extract the saleable products from the mined iron ore or coal; and

•	maintain the appropriate blend of ore to ensure the final product qualities expected by the customer are achieved.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes that arise during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper, all of which are considered in reserve estimates. As a result, ArcelorMittal usually experiences rising unit extraction costs over time with respect to each of its mines.

IV. Risks related to ArcelorMittal’s acquisitions and investments

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties completing planned acquisitions or integrating acquired companies could harm ArcelorMittal’s future results of operations, financial condition and prospects.

The Company was formed and subsequently grew through mergers and acquisitions. After curtailing its large-scale M&A activity for several years following the 2008 financial crisis, the Company made several large acquisitions in recent years, including its acquisition (via a joint venture) of Calvert in 2014, of the long steel business ArcelorMittal Sul Fluminense (“AMSF”) in 2018, ArcelorMittal Italia via a long-term lease and conditional purchase agreement in 2018 (renamed Acciaierie d’Italia and which became a joint venture in 2021) and AMNS India Limited (“AMNS India”) via a joint venture in 2019, the acquisition of a majority stake in voestalpine’s HBI facility in Texas and the proposed acquisition of Companhia Siderúrgica do Pecém in Brazil in 2022.

To the extent ArcelorMittal continues to pursue significant acquisitions, financing of such acquisitions may (depending on the structure) result in increased debt, leverage and gearing. Acquisitions also entail increased operating costs, as well as greater allocation of management resources away from daily operations. Managing acquisitions requires the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, handling any labor disruptions that may arise, attracting and retaining qualified management and personnel as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Acquisitions may also result in subsequent disputes or financial liabilities, including in respect of put options granted to selling shareholders over a retained minority stake. For example, Votorantim S.A. is contesting the exercise price of the put option it has over its stake in ArcelorMittal Brasil, representing substantial financial exposure for the Company. The Company also recognized a financial liability at amortized cost related to the put option granted to voestalpine in connection with the acquisition of the Corpus Christi, Texas HBI facility, as described in note 3 to the June 30, 2022 Financial Statements. Failure to manage acquisitions could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal may encounter further difficulties with respect to ArcelorMittal Italia (renamed Acciaierie d’Italia (“ADI”).

The Company has encountered and may continue to encounter difficulties with respect to ADI. In particular, pursuant to the initial agreement for the lease and subsequent conditional purchase of the business, ADI began implementing major improvements involving substantial capital expenditures designed to bring ADI up to and beyond EU environmental standards, to improve its operational performance, to rebuild client confidence and to integrate personnel and apply the Company’s best practices and expertise. The implementation of these improvements has been subject to various obstacles, including the unexpected legal, regulatory and operational developments encountered in 2019 and the impact of the COVID-19 pandemic in Italy, which led to a significant reduction in the Taranto plant’s production for several months in 2020. These delays were particularly costly as ADI had been loss-making while it was consolidated in ArcelorMittal’s results from November 2018 to December 2020.

On November 4, 2019, ArcelorMittal sent to the Commissioners managing the Ilva insolvency procedure (the “Commissioners”) a notice to withdraw from or terminate lease and conditional purchase agreement (the “Ilva Agreement”) and return the business units to Ilva. This notice was based, among other things, on provisions of the agreement that allow withdrawal in the event that a new law affects the environmental plan for the Taranto plant in such a way that materially impairs the ability to operate the plant or implement the industrial plan; these provisions were triggered following the Italian Parliament’s removal, on November 3, 2019, of the legal protection necessary for ADI to implement its environmental plan without risk of criminal liability. In response, the Commissioners filed suit in Milan seeking an injunction to prevent ArcelorMittal’s withdrawal and termination of the agreement. Following negotiation between the parties, on March 4, 2020, ArcelorMittal and the Commissioners agreed to settle this litigation and signed an amendment to the Ilva Agreement.

The amendment included terms for investment by Italian state-sponsored and other private entities into ADI, a new industrial plan involving lower-carbon steelmaking technologies, a revised lease payment structure and certain revised commitments and additional conditions precedent related to the completion of the obligation to purchase (including the amendment of the existing environmental plan to account for changes in the new industrial plan; the lifting of all criminal seizures on the Taranto plant; and the absence of restrictive measures affecting ADI in the context of criminal proceedings where Ilva is a defendant) by May 2022. The Investment Agreement was signed on December 10, 2020, providing for Invitalia, an Italian state-owned company, to invest up to €1.1 billion in ADI, in two tranches (equity and €25 million as a loan). On April 14, 2021, following the initial injection by Invitalia of €400 million of new equity, ArcelorMittal and Invitalia formed a public-private partnership. The joint company was renamed Acciaierie d’Italia Holding “ADI Holding” (formerly AM InvestCo), and its main operating subsidiary ADI was renamed Acciaierie d’Italia. The investment agreement stipulates a second equity injection by Invitalia of up to €680 million, to fund the purchase of Ilva’s business by ADI Holding, subject to certain conditions precedent to be met by May 2022. Certain of these conditions precedent (in particular due to the existence of various judicial measures encumbering the Taranto plant) were not fulfilled by May 31, 2022. Accordingly, on May 31, 2022 the parties entered into amendments to the Ilva Agreement and the Investment Agreement. More specifically, ADI Holding and Ilva signed an amendment to the Ilva Agreement to, among other changes, extend the longstop date for the fulfillment of the conditions precedent (and, therefore, the term of the lease of the Ilva business) by 2 years (until May 31, 2024). In parallel, the ArcelorMittal group and Invitalia signed an amendment to the Investment Agreement to extend the latest date for the second equity injection to May 31, 2024 (to coincide with the latest date for the fulfillment of the conditions precedent for the purchase of the Ilva business assets) and to reflect certain other circumstances. This amendment to the Investment Agreement confirms ADI Holding’s ownership and governance structure until May 2024. When and if the second equity injection is made, Invitalia’s shareholding of ADI Holding would increase to 60% and ArcelorMittal would invest up to €70 million to retain a 40% shareholding and joint control over the company. Following the first equity injection, and given that ADI Holding would henceforth operate independently and in particular have its own funding plans, ArcelorMittal derecognized the assets and liabilities (including the remaining lease and purchase liability) of ADI Holding and its operating subsidiaries from its consolidated statement of financial position and accounts for its interest in the company under the equity method. While the first Invitalia investment has been made, no assurance can be given that the purchase will be completed or that the conditions precedent to the investment agreement itself will be fulfilled by May 2024 (in case conditions precedent are not met or waived or the May 2024 deadline extended, ADI Holding would not be required to complete the purchase of Ilva’s assets and a portion of its capital invested would be returned) or that further operational, financial, legal, regulatory, labor-related or political difficulties will not arise, potentially resulting in the failure to achieve the anticipated benefits of the project, further losses, renewed litigation and payments of substantial amounts or other damages.

ArcelorMittal faces risks associated with its acquisition, via a joint venture, of AMNS India.

ArcelorMittal acquired, via a joint venture with Nippon Steel Corporation (“NSC”), AMNS India on December 16, 2019, in a bankruptcy resolution process. The joint venture’s proposal, set out in a resolution plan (the “Resolution Plan”) that detailed among other things the amount to be paid to existing creditors and towards capital infusion (totaling $7.1 billion and including $417 million of guaranteed working capital adjustment) and the improvements and related capital expenditures (totaling $2.6 billion) to be made over the medium-term, was approved by the Indian Supreme Court on November 15, 2019.

The implementation of the Resolution Plan and more generally ArcelorMittal’s shareholding in AMNS India subjects ArcelorMittal to various risks. On the operational front, the industrial project to turnaround AMNS India, expand its operations and further improve operational profitability is large-scale and ambitious. While

ArcelorMittal has substantial experience in turnaround situations, the scale of this one is particularly large and it is the Company’s inaugural large-scale acquisition in India, an emerging market. Moreover, AMNS India’s acquired assets did not include certain assets that are ancillary to the steel plant. AMNS India has since made additional acquisitions in this respect, such as of Odisha Slurry Pipeline Infrastructure Limited and a power plant, and it is in the process of completing the acquisition of certain port, power and other logistics and infrastructure assets from the Essar Group; in addition it acquired Uttam Galva in a bankruptcy proceeding. The joint venture has financed such acquisitions with its own cash and drawings under existing financings (including the one referenced below, guaranteed by its shareholders). Future acquisitions would likely be similarly financed. Moreover, the joint venture has substantial existing, and has announced substantial projected, capital expenditure requirements that it expects to finance similarly (subject to potential cost overruns). The risks in this respect are compounded to an extent by the fact that AMNS India was emerging from bankruptcy (meaning, among other things, that maintenance capital expenditures were deferred) and is owned and operated by a joint venture with attendant risks around strategic alignment, potential discord and deadlock. ArcelorMittal is exposed to the extent of its equity investment and its guarantees of the financings of the joint venture, the latter of which may increase in amount as noted above. On March 16, 2020, AMNS Luxembourg, the parent company of the joint venture AMNS India, entered into a $5.1 billion ten-year term loan agreement with several Japanese banks which is guaranteed by ArcelorMittal and NSC in proportion to their interests in the joint venture. See further information in note 2.4 to the ArcelorMittal Consolidated Financial Statements and note 12 to the June 30, 2022 Financial Statements.

ArcelorMittal’s greenfield, brownfield and other investment projects are subject to financing, execution and completion risks.

The Company has announced a number of greenfield or brownfield development projects as well as other significant investment projects which are capital intensive. See “Properties and capital expenditures—Property, plant and equipment—Investments in joint ventures” and “Properties and capital expenditures—Capital expenditures” in the 2021 Form 20-F for further information on projects the Company has announced. Particularly significant recent projects include the Company’s announced projects in India, Liberia, Brazil, Ukraine and Mexico, involving estimated capital expenditures of approximately $3.65 billion over the 2021 to 2024 period, of which $0.5 billion has been spent as of September 30, 2022 with $3.15 billion outstanding. In addition, ArcelorMittal’s joint venture AMNS India has significant capital expenditure projects (amounting to $7.4 billion according to estimates announced on September 27, 2022) and has signed a memorandum of understanding with the Government of Odisha to set-up an integrated steel plant with a 12 million tons per annum capacity in the Kendrapara district of Odisha; and other joint ventures have ongoing significant investment projects. In March 2022, the Company also established a strategic partnership with Greenko Group, an Indian energy transition company, to develop a ‘round the clock’ renewable energy project with 975 MW of nominal capacity, involving investments of approximately $600 million and combining solar and wind power.

To the extent these projects go forward, they would entail substantial capital expenditures, and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources, local opposition to land acquisition or project development, managing relationships with or obtaining consents from other shareholders, revision of economic viability projections, demand for the Company’s products, local environmental or health-related conditions, and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its development projects. For investment projects that the Company expects to fund primarily through internal sources, these sources may prove insufficient depending on the amount of internally generated cash flows and other uses of cash, and the Company may need to choose between incurring external financing or foregoing the investment. The Company cannot guarantee that it will be able to execute its greenfield, brownfield or other investment projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment. Conversely, should the Company decide to postpone or cancel development projects, it could incur various negative consequences such as litigation or impairment charges, as well as loss of anticipated strategic benefits.

ArcelorMittal faces risks associated with its investments in joint ventures and associates.

ArcelorMittal has investments in numerous joint ventures and associates. See “Properties and capital expenditures—Property, plant and equipment—Investments in joint ventures” in the 2021 Form 20-F and note 2.4 to the ArcelorMittal Consolidated Financial Statements. In particular, it has structured significant growth transactions in recent years, including Calvert and AMNS India as joint ventures, and recently restructured ADI as a joint venture. These joint ventures subject ArcelorMittal to several types of risks.

First, risks that are endemic to joint ventures generally due to their nature as entities over which control is shared. These include the risk of dead-lock and/or coordination issues affecting the implementation of strategy. To the extent joint ventures and associates are controlled and managed by partners, they may not fully comply with ArcelorMittal’s standards, controls and procedures, including ArcelorMittal’s health, safety, environment and community standards; this could lead to higher costs, reduced production or environmental, health and safety incidents or accidents, which could adversely affect ArcelorMittal’s results and reputation.

Second, joint ventures may be the source of substantial expenditures and financial exposure. Although ArcelorMittal’s joint ventures are responsible for their own debt repayment and it does not consolidate their indebtedness, ArcelorMittal may make substantial cash contributions to extend loans to and/or guarantee the debt or contractual obligations of its joint ventures. This may particularly be the case for joint ventures that are strategic and that are expanding and developing, such as AMNS India and Calvert. As of December 31, 2021, ArcelorMittal had given $4.3 billion of guarantees on behalf of associates and joint ventures ($4.4 billion as of June 30, 2022), including $3.1 billion on behalf of AMNS India, $279 million issued on behalf of Calvert, $323 million in relation to outstanding lease liabilities for vessels operated by Global Chartering and $175 million on behalf of its joint venture Al Jubail (discussed further below). See notes 2.4.1, 2.4.2 and 9.4 to the ArcelorMittal Consolidated Financial Statements and note 12 to the June 30, 2022 Financial Statements. Other sureties, first demand guarantees, letters of credit, pledges and other collateral included $411 million and $406 million in commitments given on behalf of associates as of June 30, 2022 and December 31, 2021, respectively, and $527 million and $452 million in commitments given on behalf of joint ventures as of June 30, 2022 and December 31, 2021, respectively. First demand guarantees include ones given for payments under operating contracts, such as energy supply contracts. In the current context of spiking energy prices and potential energy shortages, the risk of such guarantees being activated and leading to substantial financial exposure is increased. In addition, as of June 30, 2022, ArcelorMittal had given purchase commitments to associates and joint ventures in the amount of $1,488 million and $886 million, respectively. See notes 2.4.1, 2.4.2 and 9.4 to the ArcelorMittal Consolidated Financial Statements and note 12 to the June 30, 2022 Financial Statements.

Third, joint ventures and associates may experience financial difficulties. In such circumstances, ArcelorMittal may choose to restructure the joint venture, to contribute additional equity or to guarantee additional financing. The Company also may be exposed to loss of its investment or calls on existing guarantees. For example, the financial situation of ArcelorMittal’s joint venture in Saudi Arabia, Al Jubail, was negatively impacted by a slower than expected ramp-up of operations and required further funding in 2018 and 2019; it may require additional funding in the future. ArcelorMittal has provided shareholder loans to assist with funding and has guaranteed some of the joint venture’s indebtedness (see above).

Finally, ArcelorMittal’s investments in joint ventures and associates may result in impairments. In 2020, as a result of lower cash flow projections resulting from weaker market conditions partially linked to the COVID-19 pandemic, the Company recognized a $211 million impairment charge with respect to its associate DHS Group. As of December 31, 2021, ArcelorMittal’s investments accounted for under the equity method had a carrying amount of $10.3 billion, including AMNS India ($3.3 billion), Acciaierie d’Italia ($1.2 billion), DHS Group ($650 million), China Oriental ($1.3 billion), Gonvarri ($617 million), Calvert ($866 million), Baffinland ($386 million) and VAMA ($249 million). As of June 30, 2022, ArcelorMittal’s investments accounted for under the equity method had a carrying amount of $11.0 billion.

V. Risks related to ArcelorMittal’s financial position and organizational structure

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in the impairment of such assets, including intangible assets such as goodwill.

At each reporting date, in accordance with the Company’s accounting policy described in note 5.3 to the ArcelorMittal Consolidated Financial Statements, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (goodwill is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash-generating unit) is reviewed in order to determine the amount of the impairment, if any.

If certain of management’s estimates change during a given period, such as the discount rate, capital expenditures, expected changes to average selling prices, growth rates, shipments and direct costs, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations. For example, in 2019, the Company recognized $1.3 billion of impairments on the fixed assets of ArcelorMittal USA (of which $660 million was reversed in 2020 in connection with the agreed sale to Cleveland-Cliffs) and a $75 million impairment at ArcelorMittal South Africa following downward revisions of cash flow projections. In 2020, the Company recorded impairment charges of $196 million, including $92 million related to the permanent closure of the coke plant in Florange (France) in the first quarter and $104 million following the permanent closure of a blast furnace and steel plant in Krakow (Poland) in the third quarter. The Company also recognizes impairment in connection with intended sales, when the carrying amount of the disposal group is higher than the fair value less cost to sell. In this context, the Company recognized a total impairment charge of $994 million (including $888 million in connection with the intended sale of the ADI remedy assets and $86 million in relation to the sale of the Votorantim remedy assets) in 2018, an additional impairment of $497 million in 2019 related to the remedy asset sales for the ADI acquisition and a $331 million impairment charge with respect the Company’s plate assets in Europe in 2020. Substantial amounts of goodwill, tangible and intangible assets remain recorded on the Company’s consolidated statement of financial position. As of December 31, 2021, the Company’s balance sheet included $3.9 billion of goodwill.

More generally, no assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions deteriorate or as a result of the Russian invasion of Ukraine and any resulting economic impacts. In particular, changes in key assumptions used in the Group’s impairment tests, due to market conditions, regulations (including environmental regulations) or other reasons may result in additional impairment losses being recognized in the future. In addition, for operations in jurisdictions where a legal obligation of carbon neutrality has been established (i.e., EU and Canada) the Company’s assumptions include the significant long-term investments necessary to reach the Group’s announced carbon emissions goals. With respect to operations in other jurisdictions where decarbonization will occur at a different pace, the Company increased risk premiums included in their discount rates until they are able to accelerate their decarbonization strategy to meet the 2050 carbon neutrality objective and a legal obligation arises in the relevant jurisdiction. The Company’s assumptions for future cash flows also include an estimate for costs that the Company expects to incur to acquire emission allowances, which primarily impacts the flat steel operations in Europe. The assumption for carbon emission cost is based on historical experience, expected opportunities to mitigate or otherwise offset such future costs and information available in respect of future changes. Due to economic developments, uncertainties over the pace of transition and available public funding support to implement low-emission technologies, political and environmental actions that will be taken to meet the carbon reduction goals, regulatory changes and emissions activity arising from climate-related matters, the Company’s assumptions used in the recoverable amount calculations, among others those relating to capital expenditure and carbon emission costs are inherently uncertain and may ultimately differ from actual amounts. In addition, the ongoing conflict between Russia and Ukraine, its impact on demand and costs and any resulting further reduced production, sales and income of the Company’s Ukrainian operations increase the risk that the Company may need to record an impairment charge with respect to such operations. For further information on these risks, see note 4 to the June 30, 2022 Financial Statements.

ArcelorMittal’s indebtedness could have an adverse impact on its results of operations and financial position, and the market’s perception of ArcelorMittal’s leverage may affect its share price.

As of September 30, 2022, ArcelorMittal had total debt outstanding of $9.0 billion, including $2.6 billion of short-term debt and current portion of long-term debt (including payables to banks and the current portion of long-term debt) and $6.4 billion of long-term debt, net of current portion. As of September 30, 2022, ArcelorMittal had $5.1 billion of cash and cash equivalents, restricted cash, and $5.5 billion available to be drawn under existing credit facilities. The Company also relies on its true sale of receivables programs ($6.0 billion of trade receivables sold at June 30, 2022), as a way to manage its working capital cycle. In addition, on July 27, 2022, the Company entered into a $2.2 billion bridge term facility agreement with a financial institution (the “Bridge Facility Agreement”). The facility may be applied toward the purchase price for the intended acquisition of CSP, as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses.

While ArcelorMittal’s indebtedness has decreased significantly in recent years, were it to increase substantially in the future, this could contribute to the Company’s vulnerability to adverse economic and competitive pressures in its industry, limit flexibility in planning for, or reacting to, changes in its business and industry; limit its ability to borrow additional funds on terms that are acceptable to the Company or at all. More generally, a further deterioration of market conditions may impact ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions or at all.

Credit rating agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry and mining industries, macroeconomic trends (such as global or regional recessions or economic shocks such as that resulting from the COVID-19 pandemic) or trends in credit and capital markets more generally, While ArcelorMittal’s long-term credit ratings were most recently affirmed by Moody’s (in July 2022), Standard & Poor’s (in June 2021) and Fitch (in May 2022), any future downgrades could lead to an increase in its cost of borrowing. (Due to commercial considerations the Fitch rating has been withdrawn and Fitch is no longer publishing ratings on ArcelorMittal.) The margin under ArcelorMittal’s principal credit facilities and certain of its outstanding bonds is subject to adjustment in the event of a change in its long-term credit ratings, and downgrades that occurred in 2012, 2015 and 2020 resulted in increased interest expense.

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. These restrictive covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under the credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. In addition, the mere market perception of a potential breach of any financial covenant, to the extent in effect, could have a negative impact on ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or from floating to fixed. ArcelorMittal had exposure to 93% of its long-term debt at fixed interest rates and 7% at floating rates as of December 31, 2021.

In addition to the foregoing specific risks relating to ArcelorMittal’s indebtedness, its share price is affected by the markets’ perception of its leverage.

ArcelorMittal could also, in order to increase its financial flexibility and strengthen its balance sheet, implement capital raising measures such as equity offerings (as was done in May 2009, January 2013, April 2016 and May 2020), which could (depending on how they are structured) dilute the interests of existing shareholders or require them to invest further funds to avoid such dilution. In addition, ArcelorMittal has undertaken and may undertake asset disposals in order to reduce debt, as it did over several years through 2020.

For further information on ArcelorMittal’s indebtedness see “Operating and financial review—Liquidity and capital resources” in the 2021 Form 20-F, note 6.1.2 to the ArcelorMittal Consolidated Financial Statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2022—Liquidity and Capital Resources” in the 2022 Half Year Report and note 7 to the June 30, 2022 Financial Statements and the September 30, 2022 Earnings Release.

ArcelorMittal’s ability to fully utilize its recognized deferred tax assets depends on its profitability and future cash flows.

At September 30, 2022, ArcelorMittal had $8.0 billion recorded as deferred tax assets on its consolidated statement of financial position. The deferred tax assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration. At June 30, 2022, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $8.0 billion was at least $32.1 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, assumptions regarding the future recoverability of deferred tax assets depend on management’s estimates of future taxable income in accordance with the tax laws applicable to ArcelorMittal’s subsidiaries in the countries in which they operate. If in the course of its assessments management determines that the carrying amount of any of its deferred tax assets may not be recoverable pursuant to such prevailing tax laws, the recoverable amount of such deferred tax assets may be impaired.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe and South Africa provide defined benefit pension and other post-retirement benefit plans to their employees. Some of these plans are currently underfunded, see note 8.2 to the ArcelorMittal Consolidated Financial Statements for the total value of plan assets and any deficit.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity and debt markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. Increases in the general life expectancy assumption have contributed to increases in the defined benefit obligation. In these circumstances, funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally and as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, its results of operations are subject to translation risk (i.e., the U.S. dollar value of revenue and profits generated in other currencies and its debt denominated in other currencies) and transaction risk (i.e., a mismatch between the currency of costs and revenue). Foreign exchange loss for the year ended December 31, 2021 was $155 million as compared to a gain of $107 million for the year ended December 31, 2020. Foreign exchange loss for the first half of 2022 was $198 million as compared to a loss of $147 million in the first half of 2021.

Moreover, ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. In emerging countries where ArcelorMittal has operations and/or generates substantial revenue, such as Argentina, Brazil, India, South Africa, Venezuela, Kazakhstan and Ukraine, the risk of significant currency devaluation is high. For example, the Argentinian peso has continued to substantially depreciate since 2018, and in 2021, it depreciated approximately 22.1% versus the U.S dollar. Moreover, inflation in 2019 reached its highest point since 1991 at 53.8% attesting the hyperinflationary dimension of Argentina’s economy. In order to slow peso depreciation, and in response to the economic situation, the Argentinian government enacted a series of currency controls which require central bank permission to exchange pesos for foreign currency. In the first nine months of 2022, most currencies depreciated against the U.S. dollar, in a context of rising inflation and interest rates.

Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Business overview—Government regulations—Key currency regulations and exchange controls” in the 2021 Form 20-F, “Operating and financial review—Economic conditions—Impact of exchange rate movements” in the 2021 Form 20-F, the 2022 Half Year Report and the September 30, 2022 Earnings Release.

The Significant Shareholder has the ability to exercise significant influence over the outcome of shareholder votes.

At September 30, 2022, a trust (HSBC Trustee (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries (referred to as the “Significant Shareholder”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) ordinary shares amounting to 330,534,323 in the aggregate (when aggregated with ordinary shares of ArcelorMittal held directly by Mr. Lakshmi N. Mittal and Mrs. Usha Mittal), representing 37.65% of ArcelorMittal’s then issued shares. The foregoing statement does not give effect to the ordinary shares resulting from the conversion of the mandatorily convertible subordinated notes issued in May 2020 outstanding as of September 30, 2022. Assuming conversion of all such outstanding mandatorily convertible subordinated notes (including those held by the Significant Shareholder), the Significant Shareholder would, together with Mr. and Mrs. Mittal, beneficially own 341,574,803 ordinary shares representing 36.15% of issued shares (assuming conversion of all notes at the maximum conversion ratio) or 339,930,443 ordinary shares representing 36.36% of issued shares (assuming conversion of all notes at the minimum conversion ratio). As a result, the Significant Shareholder has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and obtaining funding through debt. The Significant Shareholder also has the ability to significantly influence a change of control of ArcelorMittal. For further information on the Company’s major shareholders, see “Shareholders and markets—Major shareholders” in the 2021 Form 20-F and “Corporate governance—Shareholders” in the 2022 Half Year Report.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions, and loss-making subsidiaries may drain cash flow necessary for such needs or distributions.

As a holding company, ArcelorMittal is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its ordinary shares or conduct share buy-backs. Cash and cash equivalents are primarily centralized at the parent level and are managed by ArcelorMittal Treasury SNC, although from time to time cash or cash equivalent balances may be held at the Company’s international subsidiaries or its holding companies. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. These subsidiaries may also experience operating difficulties that impact their cash flows. For example, ArcelorMittal South Africa has experienced significant difficulties in recent years, including significant outstanding debt, issues with market demands, supply chain disruptions, labor strikes, volatility of the rand vs. U.S. dollar, the effects of the COVID-19 pandemic and national lockdowns. Ongoing difficulties resulted in 2016 in a rights offering entirely underwritten by ArcelorMittal and an additional cash injection from ArcelorMittal, and the auditor reports for 2019 and 2020 included a material uncertainty related to going concern.

Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions through income from industrial franchise fees or to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If the earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

VI. Legal and regulatory risks

ArcelorMittal is subject to strict environmental, health and safety laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental, health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent standards regarding general health and safety, air emissions, wastewater storage, treatment and discharges, the use, handling and transportation of hazardous, toxic or dangerous materials, waste disposal practices and the remediation of environmental contamination, and health and safety matters, among other things. The costs of complying with, and the imposition of liabilities pursuant to these laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations and lawsuits by third parties.

In the EU, the Industrial Emissions Directive (“IED”) defines the so called Best Available Techniques (“BAT”) and sets the ranges of values that need to be established as limits in the environmental permits. The BAT are also used in other regions as reference, and are periodically reviewed (in theory, an eight-year cycle) to ensure a continuous improvement of environmental performance. The European Commission has started the review of the IED, with a proposal published in April 2022, which aims at the strengthening of the permitting framework, supported by growing general concerns about the effects of pollution on the environment and human health.

Despite ArcelorMittal’s efforts to comply with environmental, health and safety laws and regulations, and monitor and reduce accidents at its facilities, health, safety and environmental incidents or accidents, including those involving serious injury or death, have occurred and may in the future occur. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, crushing incidents, vehicular accidents, falls while working at heights, and other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous, toxic or dangerous materials, which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment.

Certain of these incidents may result in costs and liabilities and negatively impact the Company’s reputation or the operations of the affected facilities. Such accidents could lead to production stoppages, loss of personnel, loss of key assets, or put at risk the Company’s employees (and those of sub-contractors and suppliers) or persons living near affected sites. Even if ArcelorMittal’s liability were to be covered by insurance, its insurance premium may rise as a result. See also “ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.” In addition, any gap between community and worker expectations and ArcelorMittal’s environmental, health and safety perceived performance, as a result of any accidents, safety incidents or even the perception of potential safety or environmental issues, may negatively impact community relations, labor relations, customer relations and the Company’s reputation and result in disruptions to the Company’s operations.

In addition, accidents may arise from the usage of certain types of equipment or from the adoption of operating practices that prove to be insufficiently safe or the failure to follow the Company’s standard operating procedures. Accidents may also be caused by human error, the lack of knowledge by its employees on what to do in a given situation or the inability of its employees to follow the prescribed protocols in a given situation. Working in remote or hazardous conditions, where it may be more difficult to mitigate the consequences of an accident or put in place certain preventative measures, may further increase such risks. Furthermore, the Company’s ability to conduct certain in-person health and safety training sessions for its employees has been impeded by restrictions resulting from the COVID-19 pandemic, which has had negative effects on ArcelorMittal’s recent health and safety record. The occurrence of an accident also may lead to legal claims that seek to hold the Company liable, and it may not be successful in defending against such claims.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites, and in its mining activities, those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances. For example, mining companies have incurred substantial liabilities in connection with the failure of tailing pond dams. In February 2019, the Company decided as a precautionary measure to implement its plan to evacuate the community situated downstream of its dormant Serra Azul tailing dam with a 5.8Mm3 tailings volume in Brazil. The decision was based on an updated site-based assessment following recent incidents in the Brazilian mining sector pending further testing and implementation of any necessary mitigation measures. Pursuant to the Complementary Agreement Term signed on June 7, 2021 between ArcelorMittal Brasil and the Federal and State Prosecutor Offices, ArcelorMittal Brasil is obligated to execute an action plan to ensure the stability, safety and decommissioning of the Serra Azul tailing dam (the “Serra Azul Project”). As of June 30, 2022, the Company had set aside provisions amounting to $123 million for the Serra Azul Project. See “Business overview—Sustainable development—Management Theme #4: Environment—Responsible water use” in the 2021 Form 20-F. At certain tailing pond dams, a risk of overfilling can result in costly evacuation of hazardous waste being required to avoid contamination of the site.

ArcelorMittal’s operations may also be located in areas where individuals or communities could regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

For further information, see “Business overview—Government regulations—Health and safety laws and regulations” and “Business overview—Government regulations—Environmental laws and regulations” in the 2021 Form 20-F, note 9.1 to the ArcelorMittal Consolidated Financial Statements and note 9 to the June 30, 2022 Financial Statements.

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations, financial condition and reputation.

Compliance with new and more stringent environmental obligations relating to GHG emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (“CO2”), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The EU has established GHG regulations and has revised its emission trading system (“ETS”) for the period after 2020 in a manner that may require ArcelorMittal to incur additional costs to acquire emissions allowances, as discussed below. In July 2021, the European Climate Law was published, setting a new EU climate ambition target of at least a 55% reduction in GHG emissions in 2030 versus 1990 (compared with the current ambition of a 40% reduction) and reaching carbon neutrality by 2050. In July 2021, the European Commission published the so called “Fit for 55” package aimed at aligning the EU’s climate, energy, land use, transport and taxation policies with the 2030 ambition set by the Climate Law. To become EU law, the proposals need to be adopted by both the European Parliament and the Council of the European Union (the “Council”). The proposals are all interconnected, and they combine: tightening and extending of the existing ETS; increased use of renewable energy; greater energy efficiency; a faster roll-out of low emission transport modes and the infrastructure and fuels to support them; an alignment of taxation policies with the European Green Deal objectives; a carbon border adjustment mechanism (“CBAM”) to prevent carbon leakage; and tools to preserve and grow natural carbon sinks. Of particular relevance are the ETS and CBAM proposals that will mainly impact the carbon emissions allowances in the second trading period of Phase IV, 2026-2030, in a manner that may require ArcelorMittal to incur additional costs to acquire emissions allowances. In June 2022, the European Parliament and the Council adopted positions on the ETS that include provisions to improve upon the European Commission’s proposal for granting free allocation to the integrated steel and DRI production routes. In addition, on October 27, 2022, the Council and the European Parliament reached a provisional political agreement on stricter CO2 emission performance standards for new cars and vans. Given the controversial nature of the proposals and the expected social and economic impact, protracted negotiations and changes to these proposals can be expected until such time as these institutions reach an agreement, which is expected by the end of 2022.

Other jurisdictions have also started to enact similar regulations, including South Africa, where a CO2 tax system was introduced in 2019, and in Kazakhstan, where the Emission Trading Scheme restarted operations on January 1, 2018 with new trading procedures and allocation methods supported by an online platform for monitoring, reporting and verifying emission sources and GHG.

Other regulations have been implemented in Argentina, Ukraine and Canada and additional measures may be enacted in the future in other jurisdictions, further increasing the complexity of compliance with environmental laws and regulations.

Following the international agreement reached by the United Nations Framework Convention on Climate Change in December 2015 with the aim to implement the necessary drivers to achieve drastic reductions of carbon emissions (the “Paris Agreement”), the environmental regulatory system has become more complex worldwide and the Company has taken steps to reduce its emission footprint, which in 2021 totaled approximately 147 million tons of CO2, through various research and development initiatives, and announced in July 2021 a 2030 global carbon emissions intensity reduction target of 25%, an increase in its European 2030 carbon emissions intensity reduction target to 35% from 30% previously announced. These targets cover both Scope 1 and 2 emissions and are set against the Company’s 2018 baseline. In addition, in September 2020, ArcelorMittal made a Group-wide commitment to becoming carbon neutral by 2050. Whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax or acquisition of emission rights at market prices, emissions controls, reporting requirements, or other regulatory initiatives, such environmental regulations could have a negative effect on ArcelorMittal’s production levels, income and cash flows. These laws could also negatively affect the Company’s suppliers and customers, which could translate into higher costs and lower sales. In particular, the European Commission’s decision to further reduce the allocation of CO2 emission rights to companies (as discussed above) could negatively impact the global steel industry, as the amount of such rights is currently insufficient to satisfy technically achievable operating conditions. CO2 emissions regulations have already resulted in increased costs in Europe, and ArcelorMittal expects costs will continue to increase with the implementation of Phase IV of the ETS that started in 2021 and that has seen EU allowances prices increase significantly compared to 2020 levels. In addition, the COVID-19 pandemic and its economic consequences caused a decline in production at most EU sites in 2020. Given that, under Phase IV rules, the activity levels from 2020 have an effect on the calculation of the allocations in 2021 and 2022 and also on the second trading period of Phase IV (2026-2030), lower production levels might lead to reduced allocations.

Furthermore, many developing nations have not yet instituted significant GHG regulations, and the Paris Agreement specifically recognizes that GHG emissions will peak later in developing countries. As the Intended Nationally Determined Contributions (“INDC”) for developing nations under the Paris Agreement may be less stringent than for developed nations in light of different national circumstances, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in developing countries. Depending on the extent of the difference between the requirements in developed regions (such as Europe) and developing regions (such as China or the CIS), this competitive disadvantage could be severe and render production in the developed region structurally unprofitable. High carbon costs in combination with weakening demand, rising imports, high energy costs and high iron ore prices was one of the factors underlying the Company’s decision to implement production cuts in Europe in 2019 and in the second half of 2022. To address the resulting competitive disadvantage compared to imports, which is expected to increase in the future absent government intervention, the Company has been advocating vis-à-vis the European Commission to introduce a CBAM to the safeguard measures on steel imports in order to ensure that imports into Europe face the same carbon costs as producers in Europe. In July 2021, as part of Fit for 55 (discussed above), the European Commission proposed a CBAM which will progressively phase out free allocation of CO2 emissions allowances starting in 2027.

This would, if implemented, contribute to a very significant shortage in free allocation in the second trading period of Phase IV, therefore increasing the carbon costs ArcelorMittal will face. This could result in the Company incurring significant additional costs to acquire emissions allowances, the purchase of which may or may not be effectively hedged in the future. The financial impact of any reduction or phase out of free allocations will also depend on the timing of the implementation of changes (itself dependent on political and regulatory developments), and the Company’s parallel progress in decarbonization, the cost of which may also be higher than currently expected. In addition, the effectiveness of the CBAM proposal against carbon leakage is untested, the provisions to address circumvention risks, including resource shuffling and cost absorption seem insufficient, and no solution for exports has been considered. In June 2022, both the European Parliament and the Council adopted their positions on the CBAM, with the European Parliament asking for a faster phase-out of free allocation to zero by 2032 (in contrast to the European Commission’s phase-out by 2035). The Council retained the end date of 2035 for the free allocation but with a slower reduction in the initial years and an accelerated rate of reduction toward the end of this 10-year period. As for the ETS proposal, negotiations have begun between the three institutions, with an agreement expected by the end of 2022. Nonetheless, no assurance can be given as to the timing or adoption of such proposal or its implementation.

In addition, as regulators and investors increasingly focus on climate change issues, the Company is exposed to the risk of frameworks and regulations being adopted that are ill-adapted to its operations. For example, the most established framework for carbon pricing and emissions trading schemes is currently the European Union’s ETS discussed above. As mentioned above, the Company has highlighted the importance that a CBAM be included in this system in order to avoid competitive distortions such as European steel becoming overpriced due to European carbon policy, prompting the market to outsource its steel from other regions where carbon is less expensive. With respect to investors, the European Union has reached a political agreement on a package of measures to implement key actions with respect to its sustainable finance plan, and, in June 2020, the European Commission published the EU Taxonomy for Sustainable Finance, a unified classification system to define what can be considered an environmentally sustainable economic activity, as a step in the efforts to channel investments into sustainable activities by making it clearer which economic activities most contribute to meeting the EU’s environmental objectives. The Taxonomy Delegated Act on climate mitigation and adaptation criteria is effective as of January 1, 2022 but Delegated Acts for the four other environmental objectives are still pending, which at present prevents determination as to when an activity can be considered environmentally sustainable. A proposal for a Corporate Sustainability Reporting Directive (“CSRD”), which envisages the adoption of EU sustainability reporting standards to be developed by the European Financial Reporting Advisory Group (“EFRAG”), with such standards to be tailored to EU policies building on and contributing to international standardization initiatives, was adopted by the European Parliament on November 10, 2022 and is expected to be adopted by the Council on November 28, 2022. The CSRD will enter into force 20 days thereafter and will apply to ArcelorMittal as from January 1, 2024. The SEC has also proposed new climate change disclosure requirements . If the standards or requirements adopted are not appropriate for the Company or if investors, financial institutions or other stakeholders, including the public, begin to view investments in steel and mining as undesirable, it may become more difficult and/or more expensive for the Company to obtain financing. While the Company has taken significant steps and continues to adapt its operations in light of climate change and the need for sustainability, such steps may not be in line with future frameworks or regulations or market views of investment suitability. Moreover, the Company may in the future face increasing shareholder activism and/or litigation in relation to sustainability matters. See also “The Group’s carbon emissions intensity reduction targets are based on current assumptions with respect to the costs, government and societal support for the reduction of carbon emissions in particular regions and the advancement of technology and infrastructure related to the reduction of carbon emissions over time, which may not correspond in the future to ArcelorMittal’s current assumptions and may render its targets more costly, more difficult, or even impossible, to achieve.”

For further information on environmental laws and regulations and how they affect the Company’s operations, see “Business overview—Government regulations—Environmental laws and regulations” in the 2021 Form 20-F and note 9.1 to the ArcelorMittal Consolidated Financial Statements.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes, mining taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See note 10 to the ArcelorMittal Consolidated Financial Statements and note 6 to the June 30, 2022 Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on the Company’s financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

ArcelorMittal is subject to economic policy, political, military, social and legal risks and uncertainties in the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally controlled command economies to market-oriented systems or from authoritarian regimes to democratically elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries. As an example, in Kazakhstan, there were widespread protests (and violent clashes between protestors and police) in early January 2022, resulting in a government crackdown (aided by Russian forces). The prospect of further unrest and resulting political or economic destabilization cannot be ruled out. Furthermore, certain of ArcelorMittal’s operations are also located in areas where acute drug-related violence (including executions and kidnappings of non-gang civilians) occurs and the largest drug cartels operate, such as the states of Michoacán, Sinaloa and Sonora in Mexico.

Certain emerging markets where ArcelorMittal has operations have experienced or are experiencing particularly difficult operating conditions. In Brazil, for example, despite a strong rebound post pandemic, GDP is still below its first quarter of 2014 peak amid continued political uncertainty. Economic growth in South Africa has been weak since entering a recession in the second quarter of 2018, and prior to this recession, the South African steel and mining industries have been subject to a challenging operating environment characterized by lower local demand, increased cheap imports and higher costs, resulting in losses in recent years for ArcelorMittal South Africa. Many emerging markets are also at risk of economic crises (be it external debt, currency, domestic corporate, household or public debt crises) usually brought on by an economic or political shock which can exacerbate existing domestic structural imbalances. Crises in Argentina and Turkey in 2018/19 were examples and had negative impacts on the Company’s core markets in Brazil and the EU, respectively. Other countries at risk of further economic crises include Turkey (renewed external debt/Lira crisis and a sharp downturn in domestic demand), South Africa (in relation to its public debt), Ukraine (external debt), Brazil (long term public debt sustainability) and to a lesser extent India (again in relation to its public debt).

Finally, ArcelorMittal’s operations in certain countries may be affected by military conflicts. The current situation in Ukraine, where the Company has substantial operations, is an example. See “Russia’s invasion of Ukraine, international reaction to it (in particular in the form of sanctions) and any regional or global escalation of the conflict, could adversely affect the Company’s business, results of operations and financial condition.”

In addition, epidemics and/or pandemics may affect ArcelorMittal’s operations in certain regions and, in some cases, globally. See “Disruptions to ArcelorMittal’s manufacturing processes caused for example by equipment failures, natural disasters, epidemics or pandemics or extreme weather events could adversely affect its operations, customer service levels and financial results” above.

Moreover, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to the independence of the judiciary, property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates because, among other reasons, those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal is subject to an extensive, complex and evolving regulatory framework which may expose it and its subsidiaries, joint ventures and associates to investigations by governmental authorities, litigation and fines, in relation, among other things, to antitrust and compliance matters. The resolution of such matters could negatively affect the Company’s strategy, operations, profitability and cash flows in a particular period or harm its reputation.

ArcelorMittal’s business encompasses multiple jurisdictions and complex regulatory frameworks, including in relation to antitrust, and economic sanctions, anti-corruption and anti-money laundering matters. Laws and regulations in these areas are complex and constantly evolving and enforcement of them continues to increase. ArcelorMittal may as a result become subject to increasing limitations on its business activities and to the risk of fines or other sanctions for non-compliance. From time to time, the Company is subject to review by authorities that monitor market power in any of the markets in which it operates. To the extent that ArcelorMittal is deemed by relevant authorities to exhibit significant market power, it can be subject to various regulatory obligations and restrictions, such as disposing of assets or granting access to its operations to third parties or being prevented from completing acquisitions, which could thereby adversely affect its results of operations and profitability. As a result of its position in the steel industry and its historical growth through acquisitions, ArcelorMittal could be subject to governmental investigations and lawsuits by private parties based on antitrust laws. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. Antitrust proceedings, investigations and follow-on claims involving ArcelorMittal subsidiaries are currently pending in various countries, including Brazil and Spain. See note 9.3 to the ArcelorMittal Consolidated Financial Statements and note 13 to the June 30, 2022 Financial Statements. Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, the nature of the resolutions of such proceedings are difficult to forecast but negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. No assurance can be given that the Company will not be identified as having significant market power in any relevant markets in the future and that it will not be subject to additional regulatory requirements.

ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting as well as a Code of Business Conduct and other rules and protocols for the conduct of business, may not prevent breaches of laws and regulations or internal policies relating to compliance matters at ArcelorMittal or its subsidiaries, as well as to instances of non-compliant behavior by its employees, contractors or other agents. This risk is also present at ArcelorMittal’s joint ventures and associates where ArcelorMittal has a non-controlling stake and does not control governance practices or accounting and reporting procedures.

Unfavorable outcomes in current and potential future litigation and investigations relating to anti-trust and compliance matters could reduce ArcelorMittal’s liquidity and negatively affect its profitability, cash flows, results of operations and financial condition, as well as harm its reputation.

ArcelorMittal is currently and in the future may be subject to legal proceedings or product liability claims, the resolution of which could negatively affect the Company’s profitability and cash flows in a particular period.

ArcelorMittal’s profitability or cash flows in a particular period could be affected by adverse rulings in current and future legal proceedings against the Company. See note 9.3 to the ArcelorMittal Consolidated Financial Statements and note 13 to the June 30, 2022 Financial Statements.

In addition, ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products, including products used in certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. ArcelorMittal also from time to time offers advice to these manufacturers. There could be significant consequential damages resulting from the use of or defects in such products. While ArcelorMittal has a limited amount of product liability insurance coverage, a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products, could leave ArcelorMittal uninsured against a portion or the entirety of such an award and materially harm its financial condition and future operating results.

Changes to global data privacy laws and cross-border personal data transfer requirements could adversely affect ArcelorMittal’s business and operations.

ArcelorMittal’s business depends on the transfer of data between its affiliated entities, to and from its business partners, and with third-party service providers, which may be subject to global data privacy laws and cross-border transfer restrictions. While ArcelorMittal takes steps to comply with these legal requirements, the volatility and changes to the applicability of those laws, as well as evolving standards and judicial and regulatory interpretations of such laws may impact ArcelorMittal’s ability to effectively transfer data across borders in support of its business operations that may lead to possible administrative, civil, or criminal liability, as well as reputational harm to the Company and its employees. ArcelorMittal has taken actions necessary to comply with the GDPR, which became enforceable on May 25, 2018, including the adoption of the Binding Corporate Rules, designed to allow ArcelorMittal to transfer personal data from the EU and the European Economic Area (“EEA”) to its affiliates located outside of the EU/EEA in compliance with the GDPR. The GDPR creates a range of compliance obligations for subject companies and increases financial penalties for non-compliance. Other countries in which ArcelorMittal operates or has a presence such as Brazil, India and South Africa have or are in the process of adopting similar legislation for the protection of personal information. Ensuring compliance will require investments to improve business processes, IT solutions and security solutions. The costs of compliance with GDPR and similar legislation for the protection of personal data and the potential for fines and penalties in the event of a breach of these laws may have an adverse effect on ArcelorMittal’s business and operations.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in the 2021 Form 20-F.

Risks Related to an Investment in the Notes.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the Notes is effectively subordinated to the liabilities of ArcelorMittal’s subsidiaries.

ArcelorMittal is a holding company which is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to meet its debt servicing obligations. In addition, ArcelorMittal’s subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the Notes are in effect structurally subordinated, on insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries. There is no limitation under the Notes on the ability of ArcelorMittal’s subsidiaries to incur debt. As of September 30, 2022, ArcelorMittal’s total debt, which includes long-term debt, (net of current portion) and short-term debt (including debt and current portion of long-term debt), was $9.0 billion, and ArcelorMittal had $0.9 billion of consolidated secured indebtedness outstanding. As of September 30, 2022, ArcelorMittal also had $5.5 billion of indebtedness available to be drawn under its existing revolving credit facility, all of which would be unsecured, and ArcelorMittal South Africa Ltd. (a subsidiary of ArcelorMittal, “ArcelorMittal South Africa”) had a ZAR 3.5 billion borrowing base facility, under which ZAR 1.5 billion ($83 million) had been drawn, all of which is or would be secured. On July 27, 2022, the Company entered into the Bridge Facility Agreement. The facility may be applied toward the purchase price for the intended acquisition of CSP (expected to close in the first quarter of 2023), as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses. As of September 30, 2022 ArcelorMittal has also guaranteed $3.088 billion borrowed by AMNS under a $7 billion term loan agreement entered into to refinance the amounts borrowed under a $7 billion facilities agreement originally entered into to finance the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). See “Capitalization and Indebtedness.” No assurance can be given that ArcelorMittal will not enter into further secured financing arrangements in the future, either directly or through subsidiaries.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conducts operations. A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the transfer of dividends and other income outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to it from these subsidiaries, its ability to make debt payments (including on the Notes) will be impaired. The Notes do not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing additional debt in the future.

Since the Notes are unsecured, your right to receive payments will be structurally subordinated to the secured indebtedness of ArcelorMittal.

The Notes will be unsecured. There is no limitation under the Notes on ArcelorMittal’s ability to incur secured debt. As of September 30, 2022, ArcelorMittal had $0.9 billion of consolidated secured indebtedness outstanding. If ArcelorMittal defaults on the Notes, or after the bankruptcy, liquidation or reorganization of ArcelorMittal, then, to the extent the obligor has granted security over its assets, the assets that secure debts owed to that creditor will be used to satisfy the obligations under that secured debt before the obligor can make payment on the Notes, as applicable. There may only be limited assets available to make payments on the Notes in the event of an acceleration of the Notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the creditors of the remaining amount of secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by Luxembourg law).

ArcelorMittal may incur additional indebtedness, which could increase the risks associated with its already substantial indebtedness.

As of September 30, 2022, ArcelorMittal had $5.5 billion available to be drawn under its existing unsecured revolving credit facility, and ArcelorMittal South Africa had a ZAR 3.5 billion borrowing base facility, under which ZAR 1.5 billion ($83 million) had been drawn, all of which is or would be secured. On July 27, 2022, the Company entered into the Bridge Facility Agreement. The facility may be applied toward the purchase price for the intended acquisition of CSP (expected to close in the first quarter of 2023), as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses. As of September 30, 2022 ArcelorMittal has also guaranteed $3.088 billion borrowed by AMNS under a $5.1 billion term loan agreement entered into to refinance the amounts borrowed under a $7 billion facilities agreement originally entered into to finance the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). Although the terms of ArcelorMittal’s credit facilities include certain limits on incurrence of debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances the amount of additional indebtedness that may be drawn down or incurred in compliance with these restrictions could be substantial. In addition, the terms of the Notes place no restrictions on ArcelorMittal’s ability to incur additional debt. See “—Risks Related to ArcelorMittal—Risks Related to ArcelorMittal’s Financial Position and Organizational Structure—ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business and the market’s perception of ArcelorMittal’s leverage may affect its share price.”

ArcelorMittal is not restricted in its ability to dispose of assets by the terms of the Notes.

The indenture governing the Notes contains a negative pledge that, subject to certain exceptions, prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, which are for the time being quoted or listed on any stock exchange or other similar regulated securities market, unless ArcelorMittal makes a similar pledge to secure the Notes issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the Notes. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the Notes, and those assets will no longer be available to support payments on the Notes.

A downgrade in ArcelorMittal’s credit rating or arbitrage trading could adversely affect the trading prices of the Notes.

The trading prices for the Notes are directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading prices of the Notes or the trading markets for the Notes to the extent trading markets for the Notes develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the Notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the Notes.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the Notes.

ArcelorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the Notes to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law (it should be noted that a draft bill (projet de loi) with the purpose of reforming the current insolvency regimes under Luxembourg law has been introduced in the Luxembourg Parliament on February 1, 2013 under number N°6539 and that such draft bill, as modified in the course of the legislative process, may adversely affect the rights of recovery of the holders of the Notes once it enters into full force and effect).

Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist: controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of reorganization or a plan for the realization and distribution of the assets; moratorium (concordat préventif de faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period.

A judgment in bankruptcy proceedings (faillite) has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges on certain types of assets. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce its security interest if an event of default has occurred under the security agreement. Further, in a bankruptcy proceeding (faillite), the debtor has the right to make composition (concordat) proposals which are inter alia subject to approval by creditors representing at least 75% of all admitted unsecured claims. The ratification of a composition in a bankruptcy proceeding (faillite) or in a moratorium (concordat préventif de faillite) will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments (sursis de paiement) once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the Notes to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors and their ranking, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the Notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to ArcelorMittal’s receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the Notes to recover less than the principal amount of their Notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the Notes to be delayed compared with holders of undisputed claims.

There may not be liquid trading markets for the Notes.

The Notes are new securities with no established trading market, and we will not arrange for the Notes to be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters may advise us that they intend to make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making in the Notes at any time, at their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the Notes. If active markets for the Notes do not develop, the prices of the Notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

The terms of the Notes do not contain restrictive covenants.

The terms of the indenture under which the Notes will be issued will not contain restrictive covenants that are typically applicable to issuers of a similar credit quality and which would protect investors from certain transactions that may adversely affect their interests. For example, the Notes will not contain covenants that will limit the ability of the Company to incur indebtedness, guarantee indebtedness, redeem, retire or repurchase existing debt, pay dividends and distributions on capital stock, issue additional equity or engage in certain asset sales.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following reports filed or furnished by us to the SEC and available on the SEC’s website:

•	2021 Form 20-F filed on March 11, 2022;

•	2022 Half Year Report filed on Form 6-K on July 29, 2022; and

•

Exhibits 99.2 and 99.3 to the report on Form 6-K filed on November 16, 2022, incorporating (i) ArcelorMittal’s earnings release on its unaudited financial results as of and for the three-month and nine-month periods ended September 30, 2022 (the “September 30, 2022 Earnings Release”) and (ii) other recent developments.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or a later document incorporated by reference herein modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. All information appearing in this prospectus supplement and the accompanying prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding issuers, including ArcelorMittal, that file electronically with the SEC. ArcelorMittal’s website address is www.arcelormittal.com. Any other information contained on any website referenced in this prospectus supplement is not incorporated by reference in this prospectus supplement.

Upon request, we will provide to each person, including any beneficial owner of a Note, to whom the prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal Limited, 7th Floor, Berkeley Square House, Berkeley Square, London W1J 6DA, U.K., Attention: Mrs. Donna Cottenden, Investor Relations, telephone number: +44 (0)20 3214 2483.

USE OF PROCEEDS

The net proceeds of the offering, after deduction of the underwriting discount and expenses of approximately $11.3 million, amount to approximately $2,189 million.

ArcelorMittal intends to use the net proceeds of this offering for general corporate purposes. In addition, following the closing of this offering, commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of CSP will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled. The facility is available for 12 months from signing with two extension options of 6 months each at the borrower’s discretion.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2022:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the issuance and sale of $1,200,000,000 aggregate principal amount of the Series 2027 Notes in this offering and (ii) the issuance and sale of $1,000,000,000 aggregate principal amount of the Series 2032 Notes in this offering, in each case before deducting the estimated underwriting discount and offering expenses as described under “Use of Proceeds.”

You should read this table together with the ArcelorMittal Consolidated Financial Statements and June 30, 2022 Financial Statements and the notes thereto as well as the September 30, 2022 Earnings Release incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2022
	Actual	As Adjusted
Short-term debt and current portion of long-term debt	2,580	2,580
Secured and Unguaranteed	241	241
Guaranteed and Unsecured	33	33
Secured and Guaranteed	1	1
Unsecured/Unguaranteed	2,305	2,305
Long-term debt, net of current portion	6,414	8,614	(1)
Secured and Unguaranteed	690	690
Guaranteed and Unsecured	32	32
Secured and Guaranteed	—	—
Unsecured/Unguaranteed	5,692	7,892
Non-controlling interests	2,354	2,354
Equity attributable to the equity holders of the parent	51,563	51,563
Common shares	312	312
Treasury shares	(1,673)	(1,673)
Additional paid-in capital	28,645	28,645
Mandatorily convertible subordinated notes	509	509
Retained earnings	45,211	45,211
Reserves(a)	(21,441)	(21,441)
Total equity	53,917	53,917
Total capitalization (Total equity plus Short-term debt plus Long-term debt)	62,911	65,111

(a)

Includes foreign currency translation adjustments of $(22,801) million, unrealized gains on derivative financial instruments relating to CFH (Cash Flow Hedge) of $4,185 million, unrealized gains on investments in equity instruments at FVOCI (Fair Value through Other Comprehensive Income) of $182 million, and recognized actuarial losses of $(3,007) million.

(1)

Reflects the principal amount of the Notes issued in this offering before total expenses of the offering (including underwriting discount) of $11.3 million; going forward (post-completion of the transaction) the amount recorded on the balance sheet will be net of such expenses. It does not reflect any future repayment of existing indebtedness. As indicated in the “Use of Proceeds”, ArcelorMittal intends to use the net proceeds of this offering (a) for general corporate purposes and (b) to cancel commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of CSP in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled.

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since September 30, 2022.

Between October 1, 2022 and November 18, 2022, ArcelorMittal has repurchased 10,276,546 shares at a cost of €226,856,871.51 (equivalent to $222,785,090.89).

As of September 30, 2022, ArcelorMittal had $0.9 billion of consolidated secured indebtedness outstanding. As of September 30, 2022, ArcelorMittal had $5.5 billion of indebtedness available to be drawn under its existing revolving credit facility, all of which would be unsecured and ArcelorMittal South Africa had a ZAR 3.5 billion borrowing base facility, under which ZAR 1.5 billion ($83 million) had been drawn, all of which is or would be secured. As of June 30, 2022, ArcelorMittal had guaranteed $4.4 billion of debt of its associates and joint ventures. On July 27, 2022, the Company entered into the Bridge Facility Agreement. The facility may be applied toward the purchase price for the intended acquisition of CSP (expected to close in the first quarter of 2023), as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses. Following the closing of this offering, commitments which remain available under the Bridge Facility Agreement related to the financing of the intended acquisition of CSP will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled. See “Use of Proceeds”.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the Notes. If any specific information regarding the Notes in this prospectus supplement is inconsistent with the more general terms of the Notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

General

ArcelorMittal will issue the Series 2027 Notes and the Series 2032 Notes (collectively, the “Notes”) under an indenture, as supplemented, dated as of June 1, 2015, and a supplemental indenture, to be dated on or about the delivery date of the Notes, in each case between ArcelorMittal, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator. The terms of the Notes include those expressly set forth in the indenture and supplemental indenture (collectively, the “indenture”) and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. Capitalized terms used but not defined in this section have the meanings assigned to such terms in the indenture.

In this section, unless the context indicates otherwise, references to “we,” “us” and “our” are to ArcelorMittal and not to any of its subsidiaries.

References to “holders” mean those who have notes registered in their names on the books that ArcelorMittal or the registrar maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the Notes should refer to “Legal Ownership of Debt Securities” in the accompanying prospectus.

The Series 2027 Notes will be issued in an aggregate principal amount of $1,200,000,000 and the Series 2032 Notes will be issued in an aggregate principal amount of $1,000,000,000, subject to our ability to issue additional notes, which may be of the same series as the Series 2027 Notes or the Series 2032 Notes, as described below under “—Additional Notes.”

The indenture and the Notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us, and contain no financial or similar restrictions on us, except as described herein under “—Negative Pledge” and in the accompanying prospectus under “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer.”

The Notes will be issued in fully registered, book-entry form only without interest coupons in denominations of at least $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The Notes will constitute senior unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future senior unsecured and unsubordinated debt from time to time outstanding. The Notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The Notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. As of September 30, 2022, ArcelorMittal’s total debt, which includes long-term debt (net of current portion) and short-term debt (including debt and current portion of long-term debt), was $9.0 billion, and ArcelorMittal had $0.9 billion of consolidated secured indebtedness outstanding. As of September 30, 2022, ArcelorMittal also had $5.5 billion of indebtedness available to be drawn under its existing revolving credit facility, all of which would be unsecured, and ArcelorMittal South Africa had a ZAR 3.5 billion borrowing base facility, under which ZAR 1.5 billion ($83 million) had been drawn, all of which is or would be secured. On July 27, 2022, the Company entered into the Bridge Facility Agreement. The facility may be applied toward the purchase price for the intended acquisition of CSP (expected to close in the first quarter of 2023), as well as the refinancing of its existing indebtedness and the payment of related fees, costs and expenses. As of September 30, 2022 ArcelorMittal has also guaranteed $3.088 billion borrowed by AMNS under a $5.1 billion term loan agreement entered into to refinance the amounts borrowed under a $7 billion facilities agreement originally entered into to finance the acquisition of ArcelorMittal Nippon Steel Limited (formerly known as Essar Steel India Limited). See “Capitalization and Indebtedness.”

Payments of Principal and Interest

The Series 2027 Notes issued hereby will mature on November 29, 2027 and will bear interest at a rate of 6.550% per annum, from November 29, 2022. The Series 2032 Notes issued hereby will mature on November 29, 2032 and will bear interest at a rate of 6.800% per annum, from November 29, 2022.

We will pay interest on the Series 2027 Notes semi-annually in arrears on May 29 and November 29 of each year, commencing on May 29, 2023 to the holders in whose names such Notes are registered at the close of business on May 15 and November 15, respectively, immediately preceding the relevant interest payment date, maturity date, or date of redemption, as applicable. We will pay interest on the Series 2032 Notes semi-annually in arrears on May 29 and November 29 of each year, commencing on May 29, 2023 to the holders in whose names such Notes are registered at the close of business on May 15 and November 15, respectively, immediately preceding the relevant interest payment date, maturity date, or date of redemption, as applicable. Interest on the Notes will accrue from the Closing Date or from the most recent interest payment date on which the interest has been paid to (but excluding) the relevant interest payment date. The period beginning on the Closing Date and ending on (but excluding) the first interest payment date and each successive period beginning on an interest payment date and ending on (but excluding) the next succeeding interest payment date is called an “interest period.” The amount of interest payable on the Notes for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will not be redeemable by us, except as described below under “—Redemption, Exchange and Purchase.”

If an interest payment date, the maturity date, or date of redemption in respect of the Notes is not a “Business Day” (defined below), we will pay interest or principal, as the case may be, on the next Business Day. Payments postponed to the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, Paris or Luxembourg or a place of payment (which shall have been notified in writing to the trustee and the securities administrator) are authorized by law, regulation or executive order to close.

Additional Notes

ArcelorMittal reserves the right, without the consent of the holders of the Notes, to create and issue additional notes ranking equally with the Notes in all respects, so that such additional notes will be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as such notes; provided, however, that unless such additional notes are issued under a separate CUSIP number, such additional notes must be part of the same “issue” for U.S. federal income tax purposes, must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes or must be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Negative Pledge

So long as any Notes of the series issued hereby remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the Notes) other than Permitted Security, unless our obligations under the Notes are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the Notes of such series then outstanding.

For the purpose of this covenant with respect to the series of Notes issued hereby, “Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

Additional Amounts

All payments of principal of, and premium (if any) and interest on, the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg, any jurisdiction in which ArcelorMittal is resident for tax purposes or, in the case of a successor entity, any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) that will result in the receipt by the holders of such amounts that would have been received by such holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a)	for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A)

the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B)

the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, or premium (if any) or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such note for payment on any date within such 30-day period;

(C)

the failure of the holder or beneficial owner to comply with a timely and reasonable request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii)	any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on or in respect of a Note;

(iv)

any tax, assessment or other governmental charge imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(v)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii), (iii) and (iv); or

(b)

with respect to any payment of the principal of, or premium (if any) or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

As explained below, ArcelorMittal may redeem the Notes before they mature in certain circumstances. This means that ArcelorMittal may repay them early. You have no right to require us to redeem the Notes (although, under certain circumstances related to a change of control of ArcelorMittal, you may require us to acquire your notes). Unless ArcelorMittal defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Redemption for Taxation Reasons

The Notes may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, up to but excluding the date fixed by us for redemption (the “Tax Redemption Date”) if, as a result of:

(1)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2)

any change in, or amendment to, an official position regarding the application or written interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the Notes or the indenture, with respect to any payment due or to become due under the Notes or the indenture, we or a successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable); provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, we or the successor entity, as the case may be, will deliver to the trustee and the securities administrator:

(1)

a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2)	an opinion of counsel of recognized standing with respect to tax stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The trustee and the securities administrator will accept and shall be fully protected in relying upon, such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any Notes that are redeemed will be cancelled.

Redemption at the Option of the Company

Prior to October 29, 2027 (1 month prior to the maturity date of the Series 2027 Notes) (the “Series 2027 Par Call Date”) and August 29, 2032 (3 months prior to the maturity date of the Series 2032 Notes) (the “Series 2032 Par Call Date” and together with the Series 2027 Par Call Date, each a “Par Call Date”), the Company may redeem each Series of Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i) 40 basis points in the case of the Series 2027 Notes and (ii) 50 basis points in the case of the Series 2032 Notes less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)–H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Offer to Purchase upon a Change of Control

Upon the occurrence of a Change of Control, unless we have exercised our right to redeem the Notes as described above under “—Redemption for Taxation Reasons” or “—Redemption at the Option of the Company,” or unless the Change of Control Payment Date as described below would fall on or after the maturity date of the Notes, the indenture provides that we will make an offer to purchase all or a portion of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, up to but excluding the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will deliver, by first class mail or while the Notes are in global form such notice shall be sent electronically through the applicable procedures of the Depositary, a notice to each holder of notes at such holder’s address as it appears in the security register, with a copy to the trustee and the securities administrator, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). The notice, if delivered prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to tender the Notes in accordance with the terms of the Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent and instruct the paying agent in writing to pay an amount equal to the purchase price in respect of all Notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the securities administrator with copy to the trustee the Notes so accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions thereof being purchased by us.

Upon the deposit of the amount of the purchase price and the receipt of the written instructions of the Company specified above, the paying agent will promptly mail or wire to each holder of Notes so tendered the purchase price for such Notes, and the securities administrator, upon instruction by us and in accordance with the indenture, will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

The trustee and securities administrator are under no obligation to ascertain whether a Change of Control or any event that could lead to the occurrence of or could constitute a Change of Control has occurred, and until a responsible officer of the trustee or securities administrator, as applicable, has actual knowledge or express notice to the contrary, the trustee and securities administrator may conclusively assume that no Change of Control or other such event has occurred.

Exchange and Purchase

We may at any time make offers to the holders to exchange their Notes for other bonds or Notes issued by us or any other Person. In addition, we and any of our Subsidiaries or affiliates may at any time purchase Notes in the open market or otherwise at any price.

Cancellation

All Notes that are exchanged or purchased may either be held or retransferred or resold or be surrendered to the securities administrator for cancellation and, if so surrendered, will, together with all notes redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The securities administrator will make its record of any such cancellation available for inspection to holders during its normal business hours.

Covenants

Holders of the Notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “—Negative Pledge” above and “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer” in the accompanying prospectus.

Events of Default

Holders of the Notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

Amendments and Waivers

The discussion of amendments and waivers under “Description of Senior Debt Securities—Amendments and Waivers” in the accompanying prospectus will be applicable to the Notes. In addition, the indenture may be amended or modified without the consent of any holder of the Notes in order, among other things:

•

to conform the provisions of the indenture or the Notes to the “Description of Notes” section of this prospectus supplement or the “Description of Senior Debt Securities” section of the accompanying prospectus, as applicable.

Defeasance and Discharge

The discussion of defeasance and discharge under “Description of Senior Debt Securities—Satisfaction and Discharge” and “Description of Senior Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus will be applicable to the Notes.

Clearance and Settlement

The Notes will be issued in the form of global securities deposited in DTC and registered in the name of Cede & Co, as the nominee of DTC. Beneficial interests in the Notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus. DTC and its participants abide by a set of rules and standards known to those in the industry as the “Applicable Procedures.”

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream systems.

“Applicable Procedures” means, with respect to any transfer, exchange or other activity of the Depositary, Euroclear and Clearstream on behalf of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, exchange or other activity.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the Notes.

Notices

As long as notes in global form are outstanding, notices to be given to holders of the Notes will be given electronically to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus supplement or the accompanying prospectus for which no definition is provided.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

A “Change of Control” shall be deemed to have occurred at each time that a Person (or a group of Persons acting in concert) other than one or more members of the Mittal Family controls or acquires control of ArcelorMittal; provided that a Change of Control shall not be deemed to have occurred unless, within the Change of Control Period, (i) if ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness is rated by any one or more Rating Agencies, a Rating Downgrade in respect of that Change of Control occurs and, in the case only of such Rating Downgrade occurring within the Potential Change of Control Period, the relevant Rating Agency does not, within the Potential Change of Control Period, reverse such Rating Downgrade so that ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness has the same or a better credit rating attributed by such Rating Agency than before such Rating Downgrade occurred, or (ii) if ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness is not rated by any one or more Rating Agencies, a Negative Rating Event in respect of that Change of Control occurs; “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Change of Control Period” means the period commencing on the earlier of (i) the date of the first public announcement of the relevant Change of Control having occurred and (ii) the first day of the Potential Change of Control Period, and ending 90 days after the date of the first public announcement of the relevant Change of Control having occurred (the “Initial End Date”), provided that if one or more Rating Agencies has on or prior to the Initial End Date publicly announced that it has placed the rating of our long-term, unsecured and unsubordinated indebtedness under consideration for rating downgrade (the “Placing on Credit Watch”), the Change of Control Period shall be extended to the earlier of (i) the later of (a) the date which falls 60 days after the date of the Placing on Credit Watch and (b) the Initial End Date or (ii) the date which falls 60 days after the Initial End Date.

“Closing Date” means the date on which the Notes are deposited with DTC, as depository.

“Consolidated Financial Statements” means ArcelorMittal’s most recently published:

(a) audited annual consolidated financial statements, as approved by our Board of Directors and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) condensed consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Wilmington, DE 19890, Attn: ArcelorMittal Notes Administrator; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (B) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Group” means ArcelorMittal and its Subsidiaries taken as a whole.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by Standard & Poor’s (or its equivalent under any successor rating category of Standard & Poor’s) and BBB- by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Negative Rating Event” means ArcelorMittal does not within the Change of Control Period obtain an Investment Grade Rating for ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness from at least one Rating Agency.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Potential Change of Control Period” means the period commencing on the date of the first public announcement of a potential Change of Control by ArcelorMittal, or by any actual or potential bidder or any advisor thereto, and ending on the date of the first public announcement of the relevant Change of Control.

“Rating Agency” means (1) each of Moody’s, Standard & Poor’s and Fitch; (2) if any of Moody’s, Standard & Poor’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of ArcelorMittal’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by ArcelorMittal (as certified by a certificate of officers confirming the decision of ArcelorMittal’s Board of Directors) to act as a replacement rating agency for Moody’s, Standard & Poor’s or Fitch or all of them, as the case may be.

“Rating Downgrade” means the credit rating previously assigned to ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness by any Rating Agency is (a) withdrawn or (b) is changed from investment grade to non-investment grade (for example, from BBB- to BB+ by Standard & Poor’s, or worse) or (c) if the credit rating previously assigned by the relevant Rating Agency was below investment grade, is lowered one rating notch (for example, from BB+ to BB by Standard & Poor’s), and such Rating Agency shall have publicly announced or confirmed in writing to ArcelorMittal that such withdrawal or downgrade is principally the result of any event or circumstance comprised in or arising as a result of, or in respect of, the Change of Control or potential Change of Control.

TAX CONSIDERATIONS

The following summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes described in this prospectus supplement. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of Notes should consult their own tax advisors as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the Notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

The following is a general description of certain Luxembourg tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes, whether in the Grand Duchy of Luxembourg or elsewhere. Prospective purchasers of notes should consult their own tax advisors as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of the Grand Duchy of Luxembourg. This overview is based upon the law as in effect on the date of this prospectus supplement. This information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas of law, including (but not limited to) the legality of transactions involving the Notes.

The residence concept used below applies for Luxembourg tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg Tax Laws and/or concepts only. Any reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) generally. Corporate holders of notes may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, the solidarity surcharge and the municipal business tax apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may also apply.

Withholding Tax

Non-resident holders of Notes

Under Luxembourg general tax laws currently in force, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the Notes held by non-resident holders of notes.

Resident holders of Notes

Under Luxembourg general tax laws currently in force and subject to the December 2005 Law (as defined below), as amended, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of notes, nor on accrued but unpaid interest in respect of the Notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the Notes held by Luxembourg resident holders of notes.

Under the Law of December 23, 2005, introducing a final withholding tax on certain savings income in the form of interest, as amended (the “December 2005 Law”), payments of interest or similar income made or secured by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax at the rate of 20%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent within the meaning of the December 2005 Law and not by the Company.

Taxation of holders of the Notes

Non-resident holders of notes

Holders who are not residents of Luxembourg and who do not have a permanent establishment or a permanent representative in Luxembourg to which the Notes are attributable are not liable to any Luxembourg income tax, whether they receive payments of principal or interest (including accrued but unpaid interest) or realize capital gains upon redemption, repurchase, sale or exchange of any notes.

Holders who are not residents of Luxembourg and who have a permanent establishment or a permanent representative in Luxembourg to which the Notes are attributable must include any interest received or accrued, as well as any capital gain realized on the sale or disposal of the Notes in their taxable income for Luxembourg income tax assessment purposes.

Luxembourg resident holders of notes

Corporate holders of notes

Under Luxembourg domestic tax law, a Luxembourg resident individual holder acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax (personal income tax levied under a progressive tax scale plus the solidary surcharge with a maximum effective marginal tax rate of 45.78% in 2022) in respect of interest received, redemption premiums or issue discounts under the Notes, except if a final withholding tax/flat tax has been levied on such payments.

Gains realized upon the sale, repurchase or redemption of the Notes by a Luxembourg resident individual holder, who acts in the course of the management of his/her private wealth, are subject to Luxembourg income tax in case this sale or disposal takes place prior to, or within six months after, the acquisition of the Notes. Usually, the said gains exclude the accrued but unpaid notes’ interest. A Luxembourg resident individual holder, who acts in the course of the management of his/her private wealth, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the Notes in his/her taxable income (e.g. upon sale of notes before their maturity).

Luxembourg resident individual holders acting in the course of the management of a professional or business undertaking to which the Notes are attributable, may have to include any interest received or accrued, as well as any gain realized on the sale or disposal of the Notes, in their taxable income for Luxembourg income tax assessment purposes (personal income tax levied at progressive rates and municipal business tax). For Luxembourg resident individuals receiving interest as income from assets used in their professional capacity, the 20% withholding tax levied is credited against their final tax liability. The same tax treatment applies to non-resident holders of the Notes who have a permanent establishment or a permanent representative in Luxembourg to which the Notes are attributable.

Corporate holders of notes

Luxembourg resident corporate holders must include any interest received or accrued, as well as any gain realized on the sale or disposal of the Notes, in their taxable income for Luxembourg income tax assessment purposes (corporate income tax plus the solidarity surcharge and municipal business tax) at a total rate of 24.94% in 2022 for companies established in Luxembourg-City.

Luxembourg corporate resident holders who benefit from a special tax regime, such as, for example, (i) undertakings for collective investment subject to the law of December 17, 2010, as amended, (ii) specialized investment funds (“SIF”) subject to the law of February 13, 2007, as amended, (iii) family wealth management companies subject to the law of May 11, 2007, as amended, or (iv) reserved alternative investment funds (“RAIF”) subject to the law of July 23, 2016 (to the extent the RAIF has opted for treatment as SIF) are exempt from income tax in Luxembourg, and thus income derived from the Notes, as well as gains realized thereon, are not subject to Luxembourg income taxes.

Net Wealth Tax

An individual holder of Notes is not subject to net wealth tax in Luxembourg, regardless of his/her residency.

Luxembourg resident corporate holders of the Notes or non-resident corporate holders of the Notes having a permanent establishment or a permanent representative in Luxembourg to which the Notes are attributable (“Luxembourg Permanent Establishments”), are subject to an annual Luxembourg net wealth tax on their net assets (which will include such notes) levied at a digressive rate depending on the size of the net assets of Luxembourg resident corporate holders of notes and Luxembourg Permanent Establishments (i.e., 0.5% on the amount of taxable net wealth up to EUR 500 million and 0.05% on the amount exceeding EUR 500 million), except if the holder of the Notes is (i) an undertaking for collective investment subject to the law of December 17, 2010, as amended, (ii) a securitization company governed by the law of March 22, 2004, as amended, (iii) a SIF subject to the law of February 13, 2007, as amended, (iv) a family wealth management company subject to the law of May 11, 2007, as amended, or (v) a RAIF subject to the law of July 23, 2016.

Other Taxes

Registration taxes and stamp duties

No Luxembourg registration tax, stamp duty or any other similar tax or duty will be payable in Luxembourg by the holders of notes as a consequence of the issuance of the Notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or repurchase of the Notes.

Inheritance Tax and Gift Tax

Luxembourg inheritance tax may be levied on the transfer of Notes upon the death of a Luxembourg resident holder.

Gift tax may be due on a gift or donation of notes in instances where the gift is recorded in a deed passed in front of a Luxembourg notary or otherwise registered in Luxembourg.

United States Federal Income Taxation

The following is a summary of the material U.S. federal income tax considerations that may be relevant to a U.S. holder of a Note (as defined below). This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets and acquired Notes upon original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities or arrangements taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local or foreign tax laws, any alternative minimum taxes or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a Note that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note.

Payments of Interest and Additional Amounts. The gross amount of stated interest and Additional Amounts (i.e., without reduction for any withholding tax) will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if the Notes are issued with OID at or above a de minimis threshold, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Satisfaction and Discharge. If we were to obtain a discharge of the indenture within one year of maturity or the redemption date with respect to all of the Notes then outstanding, as described in “Description of Senior Debt Securities—Satisfaction and Discharge” in the accompanying prospectus, such discharge generally would be deemed to constitute a taxable exchange of the Notes outstanding for other property. In such case, a U.S. holder may be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder might also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders are urged to consult their own tax advisors as to the specific consequences arising from a discharge in their particular situations.

Specified Foreign Financial Assets. Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Notes, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the Notes through the underwriters named below. Subject to the terms and conditions of the underwriting agreement with ArcelorMittal, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of Notes offered hereby set forth opposite the name of each underwriter:

Underwriter	Principal Amount of the Series 2027 Notes	Principal Amount of the Series 2032 Notes
BofA Securities, Inc.	$171,429,000	$133,333,000
Citigroup Global Markets Inc.	171,429,000	133,333,000
J.P. Morgan Securities LLC	171,429,000	133,333,000
Mizuho Securities USA LLC	171,429,000	133,333,000
Commerz Markets LLC	85,714,000	77,778,000
Credit Agricole Securities (USA) Inc.	85,714,000	77,778,000
HSBC Securities (USA) Inc.	85,714,000	77,778,000
RBC Capital Markets, LLC	85,714,000	77,778,000
SMBC Nikko Securities America, Inc	85,714,000	77,778,000
UniCredit Capital Markets LLC	85,714,000	77,778,000

Total	$1,200,000,000	$1,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the Notes initially at the offering price on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and other selling terms.

The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.200% of the principal amount of the Series 2027 Notes and up to 0.250% of the principal amount of the Series 2032 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.150% of the principal amount of the Series 2027 Notes and up to 0.200% of the principal amount of the Series 2032 Notes.

ArcelorMittal has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The total expenses incurred by the Company in the offering, excluding the underwriting discount, are estimated to amount to approximately $2,606,498.

The Notes are new issues of securities with no established trading markets. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the Notes or that active public markets for the Notes will develop. If active public trading markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and bids for and purchases of notes in the open market after the distribution has been completed in order to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

As noted in the foregoing paragraph, in connection with the offering of the Notes, the underwriters (or persons acting on their behalf) may over allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 calendar days after the date on which ArcelorMittal received the proceeds of the issue and 60 calendar days after the date of the allotment of the Notes. Any stabilization action or over allotment must be conducted by the relevant underwriters(s) (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the underwriters(s) (or persons acting on their behalf).

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Notes shall require ArcelorMittal or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither ArcelorMittal nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither ArcelorMittal nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Notes contemplated in this prospectus supplement.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and ArcelorMittal that it and any person on whose behalf it acquires any Notes is: (1) a “qualified investor” as defined in the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

MIFID II Product Governance and Target Market

Any distributor subject to MiFID II (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither ArcelorMittal nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

United Kingdom

This document is for distribution only to persons who (i) are outside the United Kingdom (“UK”) or (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order; or

(iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or “FSMA”) received by it in connection with the issue or sale of any Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to ArcelorMittal; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of FSMA and any rules or regulations made under the FSMA to implement the IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and FSMA from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in the UK of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of Notes shall require ArcelorMittal or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer.

Neither ArcelorMittal nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the UK Prospectus Regulation. Neither ArcelorMittal nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Notes contemplated in this prospectus supplement.

Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and ArcelorMittal that it and any person on whose behalf it acquires Notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

UK MiFIR Product Governance and Target Market

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels. Neither ArcelorMittal nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

People’s Republic of China

This prospectus supplement does not constitute a public offer of notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Notes are not being offered or sold, directly or indirectly, in the PRC to, or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may, directly or indirectly, purchase any of the Notes or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the Company and its representatives to observe these restrictions.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange Law). The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is (a) a corporation (that is not an accredited investor, as defined in the SFA), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in the SFA)of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person as defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the ‘‘CMP Regulations 2018’’), the Issuers have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the Notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Republic of China

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of the Republic of China (“ROC”) and/or other regulatory authority of the ROC pursuant to relevant securities laws and regulations and may not be sold, issued or offered within the ROC through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of the ROC or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of the ROC and/or other regulatory authority of the ROC. Accordingly, Notes have not been and will not be offered, sold or resold, directly or indirectly, in the ROC, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19.7 of the Regulations Governing Securities Firms of the ROC.

Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the offering, the Company, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory

Authority FINMA (“FINMA”), and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Other Relationships

The underwriters and/or their affiliates from time to time have provided certain investment banking, commercial banking and financial advisory services to us, and they may provide these services to us in the future.

In addition, in the ordinary course of their business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters and/or their affiliates have a lending relationship with us, certain of the underwriters and/or their affiliates routinely hedge, and certain of the underwriters or affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and/or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and/or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of the underwriters are lenders under the Bridge Facility Agreement and an affiliate of Credit Agricole Securities (USA) Inc. is acting as agent under such facilities. Following the closing of this offering, commitments which remain available under the Bridge Facility Agreement will, in accordance with the terms thereof, be cancelled in an amount equal to the amount by which this offering exceeds approximately $400 million, less certain expenses and tax costs that may, pursuant to the terms of the Bridge Facility Agreement, be deducted from the amount to be cancelled.

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering will be as follows:

	Amount	Percentage of Net Proceeds of this Offering
SEC registration fee	$241,625	0.01%
Rating agency fees	$1,279,873	0.06%
Trustee and Securities Administrator’s fees (including legal fees)	$110,000	0.01%
Printing fees	$65,000	0.00%
Legal fees and expenses	$550,000	0.03%
Accountant fees and expenses	$360,000	0.02%

Total	$2,606,498	0.12%

All amounts are estimated except the SEC registration fee. Certain amounts have been calculated based on an exchange rate of 1 EUR = $1.0246 as of November 21, 2022.

VALIDITY OF THE NOTES

The due authorization of the Notes will be passed upon for ArcelorMittal by Elvinger Hoss Prussen, société anonyme, its Luxembourg counsel. The validity of the Notes will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Shearman & Sterling (London) LLP.

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

Rights to Purchase Ordinary Shares

This prospectus may be used to offer debt securities of ArcelorMittal, which may or may not be subordinated and/or convertible into or exchangeable for ordinary shares of ArcelorMittal, ordinary shares of ArcelorMittal and/or rights to purchase such ordinary shares, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks discussed under “Risk Factors” beginning on page 2 of this prospectus and in any prospectus supplement accompanying this prospectus before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any such prospectus supplement, as the case may be. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in the securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Relating to ArcelorMittal

You should read “Risk Factors” under “Key Information—Risk Factors” in ArcelorMittal’s Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus, for information on risks relating to ArcelorMittal (including its industry, business and financial structure).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2020 (File No. 001-35788), which we filed on March 8, 2021 and is referred to as our “2020 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2020 and 2019, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2020, 2019 and 2018 and the related notes (collectively referred to as the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following report furnished by us on Form 6-K and available on the SEC website:

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Report on Form 6-K furnished on May 12, 2021, incorporating the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at March 31, 2021, certain recent developments and ArcelorMittal’s earnings release on its results for the first quarter of 2021.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal Limited, 7th Floor, Berkeley Square House, Berkeley Square, London W1J 6DA, England, Attention: Mr. Daniel Fairclough, Investor Relations, telephone number: +44 207 543 1128.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. A detailed discussion of the principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of the 2020 Form 20-F (Part I, Item 3D). ArcelorMittal undertakes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal.

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2020 and 2019, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2020, 2019 and 2018. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement includes industry data and projections about the Company’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, information published by the Company’s competitors. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. The Company has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases the Company has made statements in this prospectus or the documents incorporated by reference herein regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as the Company’s experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal is one of the world’s leading integrated steel and mining companies. ArcelorMittal is the largest steel producer in the Americas and Europe, second largest in Africa and the sixth largest steel producer in the CIS region and has a smaller but growing presence in Asia.

ArcelorMittal has steel-making operations in 17 countries on four continents, including 38 integrated and mini-mill steel-making facilities following the sale of ArcelorMittal USA. As of December 31, 2020, ArcelorMittal had approximately 168,000 employees.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products. Specifically, ArcelorMittal produces flat products, including sheet and plate, and long products, including bars, rods and structural shapes. It also produces pipes and tubes for various applications. ArcelorMittal sells its products primarily in local markets and to a diverse range of customers in approximately 160 countries, including the automotive, appliance, engineering, construction and machinery industries. ArcelorMittal’s mining operations produce various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking pulverized coal injection and thermal coal for consumption at its steel- making facilities some of which are also for sale commercially outside of the Group.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

USE OF PROCEEDS

Unless otherwise disclosed in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes as well as other potential purposes such as liability management, refinancing existing debt and capital raising.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue senior debt securities using this prospectus, which may include senior debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “senior indenture”).

The trustee’s main role under the senior indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your senior debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The senior indenture and its associated documents contain the full legal text governing the matters described in this section. The senior indenture and the senior debt securities are governed by New York law. The senior indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of senior debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such senior debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have senior debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in senior debt securities issued in book-entry form through The Depository Trust Company or in senior debt securities registered in street name. Owners of beneficial interests in the senior debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the senior indenture and certain senior debt securities that may be issued under the senior indenture. In particular, this section summarizes material terms of senior debt securities to be issued in fully registered, book-entry form without coupons, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months.

This section does not describe other types of senior debt securities that may be issued under the senior indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other senior debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

Because it is a summary, this section does not describe every aspect of the senior indenture or the senior debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including some of the terms used in the senior indenture. The senior indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the senior indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of senior debt securities under the senior indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue senior debt securities of the same series as an outstanding series of senior debt securities without the consent of holders of securities in the outstanding series. Any additional senior debt securities so issued will have the same terms as the existing senior debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional senior debt securities will be consolidated and form a single series with the existing senior debt securities of the same series; provided, however, that unless such additional senior debt securities are issued under a separate CUSIP number, either such additional senior debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of senior debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of senior debt securities will describe the following terms of the series:

•	the title of the series of senior debt securities;

•	the authorized denominations in which senior debt securities of the series may be issued;

•	the date or dates on which we will pay the principal of the series of senior debt securities (either at maturity or upon redemption);

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the rate or rates, per annum, at which the series of senior debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•	the dates on which interest, if any, on the series of senior debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities of the series that will be payable upon any declaration of acceleration of maturity;

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the currency of payment of principal of, premium, if any, and interest on the series of senior debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any additional circumstances under which the series of senior debt securities will be redeemable at our option;

•	any modifications or additional events of default, covenants or enforcement events applicable to the series of senior debt securities;

•	the terms, if any, upon which the senior debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of senior debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the senior debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their senior debt securities for other bonds or senior debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase senior debt securities in the open market or otherwise at any price.

Cancellation

All senior debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all senior debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the senior debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the senior debt securities and the performance or observance of every covenant of the senior indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the senior indenture and that all conditions precedent in the senior indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

Unless otherwise specified in the relevant prospectus supplement, so long as any of the senior debt securities remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the senior debt securities) other than Permitted Security, unless our obligations under the senior debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the senior debt securities of the affected series then outstanding.

Events of Default

Unless otherwise provided in the prospectus supplement for any series of senior debt securities, each of the following will be an event of default under the senior indenture:

(1) the default in any payment of principal or any premium on any senior debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any senior debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the senior indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the senior indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary; and

(6) any other event of default provided in the relevant prospectus supplement for a series of senior debt securities.

Upon the occurrence and continuation of any event of default as provided for in the senior indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the affected series may declare the principal amount of the outstanding senior debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the senior debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the senior indenture and all events of default with respect to the senior debt securities of such series, other than the failure to pay the principal and other amounts of senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the senior indenture or the senior debt securities, the trustee may pursue any available remedy to enforce any provision of the senior debt securities or the senior indenture. The trustee may maintain a proceeding even if it does not possess any of the senior debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a senior debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, the trustee and the securities administrator are not required to take any action under the senior indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability. This protection is called an indemnity. If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the senior indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

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The holders of 25% in principal amount of all outstanding senior debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

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No direction inconsistent with such written request must have been given to the trustee during such 60- day period by holders of a majority in aggregate principal amount of all outstanding senior debt securities of the relevant series.

•	The terms of the relevant series of senior debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator and the trustee every year a brief certification of an officer of the Company as to the Company’s compliance with the conditions and covenants of the senior indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The senior indenture may be amended or modified without the consent of any holder of senior debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional senior debt securities in accordance with the limitations set forth in the senior indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of senior debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of senior debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the senior debt securities and the senior indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the senior indenture under the Trust Indenture Act; or

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to correct or add any other provisions with respect to matters or questions arising under the senior indenture, provided that such action will not adversely affect the interests of the holders of the senior debt securities of any series in any material respect.

Modifications and amendments of the senior indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the senior debt securities of each affected series then outstanding under the senior indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of senior debt securities or an uncured default relating to a covenant or provision of the senior indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding senior debt security affected, no amendment may, among other things:

•	modify the stated maturity of the senior debt securities or the dates on which interest is payable in respect of the senior debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the senior debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the senior debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the senior indenture;

•	impair the right of the holders of senior debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the senior indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the senior indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the senior indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules in accordance with the standard procedures of the depositary for so long as the securities are in global form.

Only Outstanding Senior Debt Securities are Eligible

Only holders of outstanding senior debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding senior debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a senior debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, senior debt securities held by the Company or any other obligor on the senior debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the senior indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all outstanding senior debt securities of any series issued thereunder, when (i) all senior debt securities of that series that have been authenticated, except lost, stolen or destroyed senior debt securities that have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all senior debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the senior debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the senior indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the senior debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of senior debt securities provides otherwise, the senior indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of senior debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities of such series, to maintain an office or agency with respect to the senior debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the senior indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the senior debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the senior debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company (a copy of which shall be provided to the trustee), to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding senior debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the senior debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the senior debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the senior debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the senior indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or security registrar without notice to any holder. The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the senior debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The senior debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the senior debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the senior indenture or the senior debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the senior debt securities.

Concerning the Trustee and Securities Administrator

Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (ii) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the senior indenture. You should refer to the senior indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Closing Date” means the date on which the senior debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (B) for all other purposes: 388 Greenwich Street,

New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our Company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the Company’s auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness

(and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle). “Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue subordinated debt securities using this prospectus, which may include subordinated debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “subordinated indenture”).

The trustee’s main role under the subordinated indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your subordinated debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The subordinated indenture and its associated documents contain the full legal text governing the matters described in this section. The subordinated indenture and the subordinated debt securities are governed by the laws of the State of New York (see “Governing Law” below). The subordinated indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of subordinated debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such subordinated debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have subordinated debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in subordinated debt securities issued in book-entry form through The Depository Trust Company or in subordinated debt securities registered in street name. Owners of beneficial interests in the subordinated debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the subordinated indenture and certain subordinated debt securities that may be issued under the subordinated indenture. In particular, this section summarizes material terms of subordinated debt securities to be issued in fully registered, book-entry form without coupons, and that will be unsecured and subordinated obligations of ArcelorMittal. This section does not describe other types of subordinated debt securities that may be issued under the indenture, such as original issue discount subordinated securities, which are subordinated debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other subordinated debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such subordinated debt securities, would be described in the prospectus supplement relating to any such subordinated debt securities.

Because it is a summary, this section does not describe every aspect of the subordinated indenture or the subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including some of the terms used in the subordinated indenture. The subordinated indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the subordinated indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of subordinated debt securities under the subordinated indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue subordinated debt securities of the same series as an outstanding series of subordinated debt securities without the consent of holders of subordinated debt securities in the outstanding series. Any additional subordinated debt securities so issued will have the same terms as the existing subordinated debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional subordinated debt securities will be consolidated and form a single series with the existing subordinated debt securities of the same series; provided, however, that, with respect to subordinated debt securities that are treated as debt for U.S. federal income tax purposes, unless such additional subordinated debt securities are issued under a separate CUSIP number, either such additional subordinated debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of subordinated debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of subordinated debt securities will describe the following terms of the series:

•	the title of the series of subordinated debt securities;

•	the authorized denominations and aggregate principal amount of the series of subordinated debt securities;

•

whether the subordinated debt securities of that series are dated securities, with a stated maturity or date fixed for redemption (and if applicable, the stated maturity or date fixed for redemption), or perpetual securities, with no stated maturity or date fixed for redemption;

•

the subordination provisions applicable to the subordinated debt securities of that series and the ranking of such subordinated debt securities to other senior and subordinated debt securities of the Company;

•

the rate or rates, per annum, at which the series of subordinated debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•

the date or dates on which (or, if applicable, the range of dates within which) any payment of principal, interest or premium on the series of subordinated debt securities will be payable (or the manner of determining the same), and the record date for any such payment,

•	if interest is payable, the interest rate or rates, or how the interest rate or rates may be determined;

•	the terms and conditions, if any, under which interest or other payments may or will be deferred or cancelled;

•

the terms and conditions of any mandatory or optional redemption or repayment of the subordinated debt securities of the series, including if applicable, notice requirements, legal and regulatory requirements, redemption or repayment dates, periods and prices or amounts;

•

the currency in which the subordinated debt securities are denominated, and in which we will make payments, and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if other than the principal amount thereof, the amount, or how to determine the amount, that will be payable upon any declaration of acceleration of maturity or if redeemed before any stated maturity;

•	the terms and conditions, if any, under which the Company may elect to vary the terms of the subordinated debt securities of the series;

•	any mechanism to effect a temporary or permanent reduction in the principal amount outstanding of the subordinated debt securities of that series;

•

whether the events of default described in this prospectus or any other events of default, defaults, enforcement events, solvency events or other events permitting remedies apply to the subordinated debt securities of the series, and the remedies available following the occurrence thereof;

•	whether the subordinated debt securities of the series will be listed on a securities exchange;

•	whether the covenant defeasance and covenant defeasance provisions apply to the subordinated debt securities of the series;

•	the terms, if any, upon which the subordinated debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of subordinated debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the subordinated debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation

All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the subordinated debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the subordinated debt securities and the performance or observance of every covenant of the subordinated indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the subordinated indenture and that all conditions precedent in the subordinated indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Status of the Subordinated Debt Securities

The subordinated debt securities will constitute the direct, subordinated and unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all claims of “senior creditors” in respect of that series and rank pari passu with certain other subordinated obligations or guarantees thereof in respect of that series (if any), in each case as defined or identified in the applicable prospectus supplement, and in priority only to ordinary shares of the Company and any other securities, obligations or guarantees thereof of the Company expressed to rank junior to the securities of that series in the applicable prospectus supplement. Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “senior creditors.” Unless otherwise specified in the applicable prospectus supplement for a series, the subordinated debt securities will not have the benefit of any negative pledge covenant.

Default, Remedies and Waiver of Default

You will have special rights if an applicable “event of default” with respect to your subordinated debt securities occurs and is not cured, as described in this section.

Events of Default

Unless otherwise indicated in the prospectus supplement for a series of subordinated debt securities, the term “event of default” means any of the following:

(1) the default in any payment of principal or any premium on any subordinated debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any subordinated debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the subordinated indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the subordinated indenture;

(4) certain events of bankruptcy or insolvency involving our company; and

(5) any other event of default provided in the relevant prospectus supplement for a series of subordinated debt securities.

Remedies if an Event of Default Occurs

Upon the occurrence and continuation of any applicable event of default with respect to a series of subordinated debt securities, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the affected series may declare the principal amount of the outstanding subordinated debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the subordinated debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the subordinated indenture and all events of default with respect to the subordinated debt securities of such series, other than the failure to pay the principal and other amounts of subordinated debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the subordinated indenture or the subordinated debt securities, the trustee may pursue any available remedy to enforce any applicable provision of the subordinated debt securities or the subordinated indenture. The trustee may maintain a proceeding even if it does not possess any of the subordinated debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a subordinated debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the subordinated indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the subordinated indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the subordinated debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60- day period by holders of a majority in aggregate principal amount of all outstanding subordinated debt securities of the relevant series.

•	The terms of the relevant series of subordinated debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to the Company’s compliance with the conditions and covenants of the subordinated indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The subordinated indenture may be amended or modified without the consent of any holder of subordinated debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of subordinated debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of subordinated debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.

In addition, the prospectus supplement for a particular series of subordinated debt securities may also specify if the Company has the right to materially vary the terms of a series of subordinated debt securities.

Modifications and amendments of the subordinated indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above and unless the prospectus supplement for the series of subordinated debt securities specifies otherwise, without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:

•	modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the subordinated debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the subordinated debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the subordinated indenture;

•	impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;

•	modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and

•	modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Subordinated Debt Securities are Eligible

Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The subordinated indenture will be discharged and will cease to be of further effect as to all outstanding subordinated debt securities of any series issued thereunder, when (i) all subordinated debt securities of that series that have been authenticated, except lost, stolen or destroyed subordinated debt securities that have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all subordinated debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the subordinated debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the subordinated indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the subordinated debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of subordinated debt securities provides otherwise, the subordinated indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of subordinated debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of subordinated debt securities, to replace temporary or mutilated, destroyed, lost or stolen subordinated debt securities of such series, to maintain an office or agency with respect to the subordinated debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the subordinated indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the subordinated debt securities of such series (“covenant defeasance”).

Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the subordinated debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding subordinated debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the subordinated debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the subordinated debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the subordinated debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the subordinated indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or Security registrar without notice to any holder.

The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the subordinated debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the subordinated debt securities.

Concerning the Trustee and the Securities Administrator

Wilmington Trust, National Association is the trustee under the subordinated indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the subordinated debt securities. The trustee’s address is 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (ii) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the subordinated indenture. You should refer to the subordinated indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Closing Date” means the date on which the subordinated debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors, in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (B) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

LEGAL OWNERSHIP OF DEBT SECURITIES

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of debt securities, we mean only the actual legal and (if applicable) record Holder of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold debt securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•

whether and how you can instruct it to send you debt securities and, if the debt securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. Unless otherwise specified in the prospectus supplement, debt securities will be issued in the form of global securities in registered form. In this case, the ultimate beneficial owners can only be indirect holders as the global security will be registered in the name of a financial institution we select.

In this case, we require that the debt securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary in whose name the global security is registered.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security Will Be Terminated

Upon the occurrence in respect of any global security of any series of any one or more of the following (i) the depositary notifies the Company that it is unwilling or unable to continue as depositary for such global security or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act and the Company notifies the securities administrator that it is unable to locate a qualified successor, (ii) the Company executes and delivers to the securities administrator a company order that such global security shall be so exchangeable and the transfer thereof so registrable or (iii) there shall have occurred and be continuing an event of default, with respect to the securities of such series, or such other conditions as provided in the indenture for such series, such global security may be exchanged for securities registered in the names of, and the transfer of such global security may be registered to, such persons (including persons other than the depositary with respect to such series and its nominees) as such depositary shall direct. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the debt securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

CLEARANCE AND SETTLEMENT OF DEBT SECURITIES

Senior and subordinated debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross- market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

None of ArcelorMittal, the securities administrator or the trustee have any responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear, as they are currently in effect as on the date of this prospectus. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of

Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book- entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares either alone or underlying debt securities convertible into or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

The description of the ordinary shares of ArcelorMittal is discussed in detail in the 2020 Form 20-F, including under “Shareholders and Markets—Share Capital” and “Additional Information—Memorandum and Articles of Association.”

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

We may offer rights to purchase ordinary shares of ArcelorMittal, which we refer to as “rights”. The applicable prospectus supplement will describe the specific terms of any such rights offering, including, as applicable:

•	the title of the rights;

•	the securities for which the rights are exercisable;

•	the exercise price for the rights;

•	the number of rights issued;

•	any other terms of the rights, including terms, procedures and limitations relating to the exercise of the rights;

•	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

•	the record date, if any, to determine who is entitled to the rights;

•	the period during which rights may be exercised;

•	the material terms of any standby underwriting arrangement we enter into in connection with the offering; and

•	if applicable, a discussion of the material U.S. federal and Luxembourg income tax considerations applicable to the issuance of the rights.

If we determine to make appropriate arrangements for rights trading, persons other than our shareholders may acquire rights as described in the prospectus supplement. We may determine to offer rights to our shareholders only or additionally to other persons as described in the applicable prospectus supplement. In the event rights are offered only to our shareholders and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than our shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter or underwriters, as the case may be, will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

TAX CONSIDERATIONS

A description of any material U.S. federal and Luxembourg income tax consequences of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investors can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies: an institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investors.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares and rights of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger Hoss Prussen, société anonyme, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Shearman & Sterling (London) LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Audit S.à r.l., 20 boulevard de Kockelscheuer, L-1821 Luxembourg an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,200,000,000 6.550% Notes Due 2027

$1,000,000,000 6.800% Notes Due 2032

Global Coordinators

BofA Securities	Citigroup	J.P. Morgan	Mizuho

Joint Book-Running Managers

COMMERZBANK	Credit Agricole CIB	HSBC	RBC Capital Markets	SMBC Nikko	UniCredit Capital Markets

November 21, 2022